UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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QUANEX BUILDING PRODUCTS CORPORATION
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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QUANEX BUILDING PRODUCTS CORPORATION	January 23, 2012

1900 West Loop South	Dear Fellow Stockholder:
Suite 1500
Houston, Texas 77027 (713) 961-4600

You are cordially invited to attend the Company’s Annual Meeting of Stockholders to be held at 8:00 a.m., C.S.T., on Thursday, February 23, 2012, at the Company’s principal executive offices at 1900 West Loop South, 15th Floor, Houston, Texas.

This year you will be asked to vote in favor of the election of two directors, in favor of an advisory vote approving the Company’s executive compensation structure, and in favor of ratifying the appointment of Deloitte & Touche LLP as the Company’s external auditors. These proposals are more fully explained in the attached proxy statement, which you are encouraged to read.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF EACH PROPOSAL OUTLINED IN THE ATTACHED PROXY. THE BOARD FURTHER URGES YOU TO VOTE AT YOUR EARLIEST CONVENIENCE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

Thank you for your continued support. Sincerely, /s/ DAVID D. PETRATIS David D. Petratis Chairman of the Board

YOUR VOTE IS IMPORTANT

QUANEX BUILDING PRODUCTS CORPORATION

PROXY STATEMENT

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held February 23, 2012

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Quanex Building Products Corporation, a Delaware corporation (the “Company” or “Quanex”), will be held at the principal executive offices of the Company, 1900 West Loop South, Suite 1500, Houston, Texas, 77027, on Thursday, February 23, 2012, at 8:00 a.m., C.S.T., for the following purposes:

(1)	To elect two directors to serve until the Annual Meeting of Stockholders in 2015;

(2)	To provide a non-binding advisory vote approving the Company’s executive compensation program;

(3)	To ratify the appointment of Deloitte & Touche LLP as the Company’s external auditors; and

(4)	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

Information with respect to the above matters is set forth in the Proxy Statement that accompanies this Notice.

The Board of Directors has fixed the close of business on January 6, 2012, as the record date for determining stockholders entitled to notice of and to vote at the meeting. A complete list of the stockholders entitled to vote at the meeting will be maintained at the Company’s principal executive offices, will be open to the examination of any stockholder for any purpose germane to the meeting during ordinary business hours for a period of ten days prior to the meeting, and will be made available at the time and place of the meeting during the whole time thereof.

Please execute your vote promptly. Your designation of a proxy is revocable and will not affect your right to vote in person if you find it convenient to attend the meeting and wish to vote in person.

The Company’s Annual Report to Stockholders for the fiscal year ended October 31, 2011, accompanies this Notice.

By order of the Board of Directors,

/s/ KEVIN P. DELANEY

Kevin P. Delaney
Senior Vice President – General Counsel
and Secretary

Houston, Texas

January 23, 2012

PROXY STATEMENT

Annual Meeting of Stockholders

To Be Held February 23, 2012

This Proxy Statement and the accompanying form of proxy are to be first mailed on or about January 23, 2012, to all holders of record on January 6, 2012 (the “Record Date”), of the common stock, $.01 par value (the “Common Stock”), of Quanex Building Products Corporation, a Delaware corporation (the “Company”), and are furnished in connection with the solicitation of proxies by the Board of Directors of the Company to be used at the Annual Meeting of Stockholders to be held at the Company’s principal executive offices, 1900 West Loop South, Suite 1500, Houston, Texas, 77027, at 8:00 a.m., C.S.T., on Thursday, February 23, 2012, and at any adjournment or adjournments thereof. Shares of Common Stock represented by any un-revoked proxy in the enclosed form, if such proxy is properly executed and is received prior to the meeting, will be voted in accordance with the specifications made on such proxy. Proxies on which no specifications have been made will be voted for the election as director of the nominees listed herein and for each other proposal included herein. Proxies are revocable by written notice to the Secretary of the Company at the address of the Company set forth below, or by delivery of a later dated proxy, at any time prior to their exercise. Proxies may also be revoked by a stockholder attending and voting in person at the meeting.

The Common Stock is the only class of securities of the Company that is entitled to vote at the meeting. As of the close of business on the Record Date, the date for determining stockholders who are entitled to receive notice of and to vote at the meeting, there were 36,755,713 shares of Common Stock outstanding. Each share is entitled to one vote. The presence at the meeting, in person or by proxy, of the holders of a majority of shares of Common Stock is necessary to constitute a quorum. Abstentions and broker non-votes are counted as present in determining whether the quorum requirement is satisfied.

The cost of soliciting proxies will be borne by the Company. Solicitation may be made personally or by mail, telephone or electronic data transfer by officers, directors and regular employees of the Company (who will not receive any additional compensation for any solicitation of proxies), or by the firm of Alliance Advisors, LLC, which has been retained by the Company to assist in the solicitation for a fee of approximately $6,000. The Company will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses for sending proxy materials to the beneficial owners of Common Stock. The mailing address of the Company’s principal executive office is 1900 West Loop South, Suite 1500, Houston, Texas, 77027.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING TO BE HELD ON FEBRUARY 23, 2012:

Our Proxy Statement and 2011 Annual Report are available online at the following web address:

http://www.quanex.com/2011AR

In accordance with Securities and Exchange Commission rules, this website provides complete anonymity with respect to any stockholder accessing it.

MATTERS TO COME BEFORE THE MEETING

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Two directors are to be elected at the meeting. The Company’s Certificate of Incorporation and Amended and Restated Bylaws both provide that the Board of Directors shall be divided into three classes as nearly equal in number as possible, with the terms of office of the classes expiring at different times. Directors are divided into three classes with Classes I, II, and III standing for election at the annual meetings of stockholders in 2014, 2012 and 2013, respectively. Messrs. Petratis and Barger were elected by the stockholders in 2009 to a term ending in 2012. Mr. Buck was elected as a director by the Board, effective November 15, 2011, for a term ending in 2012. Both Class III directors were elected to a term ending in 2013 at the Company’s 2010 Annual Meeting, and all Class I directors were elected to a term ending in 2014 at the 2011 Annual Meeting. The terms of office of David D. Petratis, Donald G. Barger, Jr., and Robert R. Buck expire at the 2012 Annual Meeting. Mr. Barger is retiring from the Board at the expiration of his term and is therefore not running for re-election.

In reviewing the information contained in this Proxy Statement that relates to our directors and officers, it is important to note that Quanex Building Products Corporation was initially created on December 12, 2007, in connection with the April 2008 spin-off of the building products business of Quanex Corporation, and related merger of Quanex Corporation with Gerdau S.A. In connection with these transactions, the directors and officers of Quanex Corporation became the directors and officers of Quanex Building Products Corporation. As such, we have listed these “carryover” directors and officers as beginning with the Company in 2007 despite the fact that they may have served in similar positions with Quanex Corporation prior to that time. For information related to the transaction, the origins of Quanex Building Products Corporation, and any pre-transaction service as a director or officer of Quanex Corporation, please see (a) the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2008, (b) the Information Statement attached as Exhibit 99.1 to the Company’s Registration Statement on Form 10, filed April 4, 2008 and effective April 9, 2008, and (c) Quanex Corporation’s Annual Report on Form 10-K, as amended by Form 10-K/A, for the fiscal year ended October 31, 2007.

Nominees for election for term expiring at the 2015 Annual Meeting (Class II Directors)	Principal Occupation	Age	Director Since

David D. Petratis	Chairman, President and Chief Executive Officer, Quanex Building Products Corporation (Houston, Texas).	54	2008

Robert R. Buck	Chairman of the Board of Beacon Roofing Supply, Inc., a leading distributor of roofing materials (Peabody, Massachusetts).	64	2011

Director whose term expires at the 2012 Annual Meeting (Class II Director)

Donald G. Barger, Jr.	Retired Executive Vice President and Chief Financial Officer of YRC Worldwide Inc. (formerly Yellow Roadway Corporation), a provider of transportation services throughout North America and other international markets (Overland Park, Kansas).	68	2007

Directors whose terms expire at the 2013 Annual Meeting (Class III Directors)

William C. Griffiths	Former Chairman of the Board, President and Chief Executive Officer of Champion Enterprises, Inc., a leading producer of modular and manufactured housing (Troy, Michigan).	60	2009

LeRoy D. Nosbaum	President and Chief Executive Officer of Itron, Inc., a leading technology provider to the global energy and water industries and a leading provider of intelligent metering, data collection and utility software solutions (Spokane, Washington).	65	2010

Directors whose terms expire at the 2014 Annual Meeting (Class I Directors)	Principal Occupation	Age	Director Since

Susan F. Davis	Executive Vice President of Human Resources of Johnson Controls, Inc., a global leader in automotive systems, building efficiency and power solutions (Milwaukee, Wisconsin).	58	2007

Joseph D. Rupp	Chairman, President and Chief Executive Officer of Olin Corporation, a basic materials company concentrated in chemicals and ammunition (Clayton, Missouri).	61	2007

Curtis M. Stevens	Executive Vice President and Chief Operating Officer of Louisiana-Pacific Corporation, a leading building materials manufacturer (Nashville, Tennessee).	59	2010

Director Biographies, Key Attributes, and Skills

ROBERT BUCK, age 64

Biography: Mr. Buck is the Chairman of the Board and former President and Chief Executive Officer of Beacon Roofing Supply, Inc., a NASDAQ traded roofing materials distributor. Prior to becoming Chairman in early 2011, Mr. Buck served as Chairman and CEO of Beacon from 2007 to 2011 and as President and CEO from 2003 to 2007. Beacon Roofing is a $1.8 billion NASDAQ-traded company. Prior to joining Beacon in 2003, Mr. Buck spent 21 years with Cintas Corporation in various executive positions. Mr. Buck holds a B.S. in Finance from the University of Cincinnati.

Key Attributes, Experience, and Skills: During his time at Beacon Roofing and Cintas Corporation, Mr. Buck developed extensive executive leadership, finance and accounting expertise. Mr. Buck also participated in numerous mergers and acquisitions and has built strong corporate governance experience. In addition, Mr. Buck’s tenure at Beacon Roofing has provided him substantial experience in the building products industry. Mr. Buck has also amassed a good deal of public company board experience through his service on the boards of Beacon Roofing Supply, Multi-Color Corporation, and Kendle International.

Other Directorships Since 2006: Mr. Buck currently serves on the boards of Beacon Roofing Supply, Inc., Multi-Color Corporation, and LVI Services, Inc., and served on the board of Kendle International, Inc., a former Nasdaq-traded company, until 2011.

SUSAN DAVIS, age 58

Biography: Ms. Davis was elected in September 2006 as Executive Vice President of Human Resources for Johnson Controls, Inc., a global leader in automotive systems, building efficiency and power solutions. Ms. Davis previously served as Vice President of Human Resources for Johnson Controls from 1994 to 2006, and in various other positions with Johnson Controls, which she originally joined in 1983. Johnson Controls is a $41 billion NYSE-traded company.

Key Attributes, Experience, and Skills: As the executive leader of Human Resources for Johnson Controls since 1994, Ms. Davis has acquired extensive management, corporate governance, public company, and international business expertise. She has also worked extensively with executive compensation and management development issues. Further, Ms. Davis’ time as a director for Butler Manufacturing and Johnson Controls’ status as a global leader in building efficiency products and controls has provided Ms. Davis with the opportunity to accumulate extensive experience in the building products industry and with manufacturing processes, both of which are very valuable in her service as a director of the Company. Ms. Davis also gained public company board experience as a result of her service as a director for Butler Manufacturing and Quanex Corporation.

Other Directorships Since 2006: Ms. Davis served on the board of Quanex Corporation from 1998 until its merger with Gerdau in April 2008.

WILLIAM GRIFFITHS, age 60

Biography: Mr. Griffiths is the former Chairman of the Board, President and CEO of Champion Enterprises, Inc., a leading NYSE-traded producer of modular and manufactured housing. He joined Champion as a Director, and as President and Chief Executive Officer, in August 2004, and was named Chairman of the Board in 2006. Champion filed for Chapter 11 bankruptcy on November 15, 2009. From 2001 to 2004, Mr. Griffiths was President – Fluid Systems Division at SPX Corporation, a global multi-industry company located in Charlotte, NC. Mr. Griffiths graduated from the University of London with a BS with Honors in Mining Engineering. In addition, Mr. Griffiths is a graduate of the Harvard Business School’s PMD executive education program.

Key Attributes, Experience, and Skills: During his tenure as CEO of Champion Enterprises, Mr. Griffiths gained extensive experience with manufacturing processes, corporate governance, and public company issues. Champion also provided Mr. Griffiths with valuable expertise and insight into the building products industry. In addition, Mr. Griffiths’ tenure as a senior leader at SPX Corporation provided him with extensive and wide-reaching expertise in international operations management and international business in general. It also allowed him to build a great deal of experience in mergers and acquisitions, both international and domestic.

Other Directorships Since 2006: Mr. Griffiths served as a member of the Champion board from 2004 to 2010, including a term as Chairman from 2006 to 2010. Mr. Griffiths also served as a member of the board of Wolverine Tube, Inc. from 2005 to 2007.

LEROY NOSBAUM, age 65

Biography: Mr. Nosbaum is the President and Chief Executive Officer of Itron, Inc., a leading technology provider to the global energy and water industries and a leading provider of intelligent metering, data collection and utility software solutions. Mr. Nosbaum joined Itron in 1996, was promoted to the role of President and CEO in 2000, and was elected as Chairman in 2002. He retired from Itron in 2009, but returned as President and Chief Executive Officer in 2011. Itron is a $2.3 billion Nasdaq-traded company. Prior to his employment with Itron, Mr. Nosbaum served in various positions at Metricom, Inc. from 1989 to 1996, and at Schlumberger Limited from 1977 to 1989.

Key Attributes, Experience, and Skills: Mr. Nosbaum brings to the board strong sales, marketing and technology expertise, which he gained during his service as the Executive VP of Marketing and Sales for Metricom, Inc. In his various roles at Itron, Mr. Nosbaum also built extensive public company, strategic development, technology and manufacturing process expertise. Mr. Nosbaum gained extensive finance and acquisition experience while serving as CEO of Itron. Mr. Nosbaum also gained international experience at Itron, which is an international company with operations throughout Europe, South America, and Asia. In addition, he has built corporate governance expertise both through his role as CEO of Itron, and through his service on the Nominating and Corporate Governance Committee of Esterline Technologies Corporation.

Other Directorships Since 2006: Mr. Nosbaum served as director of Itron from 2000 to 2002 and as Chairman from 2002 to 2009. He returned to Itron in 2011, and he currently serves on the Itron board of directors. Mr. Nosbaum also served on the board of Esterline Technologies Corporation from 2009 to 2011.

DAVID PETRATIS, age 54

Biography: Mr. Petratis was elected Chairman of the Board of the Company on December 4, 2008, and was named President and CEO of the Company on July 1, 2008. Before joining the Company, Mr. Petratis served as President and Chief Executive Officer of the North American Operating Division of Schneider Electric from 2004 to 2008 and as President and Chief Operating Officer from 2002 until his promotion in 2004. Schneider Electric is a global manufacturer of electrical distribution and industrial control products, systems and services. Prior to that time, Mr. Petratis was President of MGE UPS Systems America, a spin-out of Schneider Electric. Prior to that, he held key management positions with Square D Company from 1981 to 1994.

Key Attributes, Experience, and Skills: As the Company’s Chairman and Chief Executive Officer, Mr. Petratis provides the Board with valuable insight into management’s views and perspectives. Mr. Petratis’ time at Schneider Electric and Quanex have provided him with an extensive background in the building products industry, as well as strong experience with operations and lean manufacturing, the merger and acquisition process, and strategy development. In addition to his service as Chairman of Quanex, Mr. Petratis has also acquired executive compensation, finance, and public board experience through his tenure as a director and member of the Audit & Finance Committee and the Management Development & Compensation Committee of Gardner Denver, Inc.

Other Directorships Since 2006: Mr. Petratis currently serves on the board of Gardner Denver, Inc.

JOSEPH RUPP, age 61

Biography: Mr. Rupp has been Chairman, President and Chief Executive Officer of Olin Corporation since 2005. Prior to his election as Chairman, Mr. Rupp was President and Chief Executive Officer of Olin from 2002 to 2005. Prior to 2002, Mr. Rupp served in various positions with Olin, which he originally joined in 1972. Olin is a $1.6 billion NYSE-traded basic materials company concentrated in chemicals and ammunition.

Key Attributes, Experience, and Skills: As the Chairman and CEO of Olin, Mr. Rupp has amassed strong corporate governance expertise, public company management experience, and solid financial acumen. He also brings a wealth of experience in operations management, lean manufacturing processes, and mergers and acquisitions. In addition, he has gained extensive public board experience as a director of Olin since 2002.

Other Directorships Since 2006: Mr. Rupp served as a director of Olin Corporation from 2002 to 2005, and has been Chairman of Olin’s board since 2005. He also served as a director of Quanex Corporation from 2007 until its merger with Gerdau in April 2008.

CURTIS STEVENS, age 59

Biography: Mr. Stevens is currently the Executive Vice President and Chief Operating Officer of Louisiana-Pacific Corporation, a $1.4 billion NYSE-traded building materials manufacturer. Mr. Stevens has served as CFO of Louisiana Pacific since 1997, and as Executive Vice President, Administration, since 2002. Prior to joining Louisiana Pacific, Mr. Stevens served for 14 years in various financial and operational positions at Planar Systems, a flat-panel display products manufacturer. Mr. Stevens holds a B.A. in Economics and an M.B.A in Management from the University of California at Los Angeles.

Key Attributes, Experience, and Skills: Through his roles as COO and CFO of Louisiana Pacific, Mr. Stevens has acquired broad experience in the building products industry. He also possesses a strong background in accounting and finance, as well as extensive expertise in information technology and supply chain management, strategy development, and public company issues. Further, Louisiana Pacific’s international operations have provided Mr. Stevens with strong international business experience.

Retiring Director:

DONALD BARGER, age 68

Biography: Mr. Barger retired in February 2008 from YRC Worldwide Inc. (formerly Yellow Roadway Corporation), one of the world’s largest transportation service providers. Mr. Barger served as a special advisor to the Chief Executive Officer of YRC Worldwide Inc. from August 2007 to February 2008, and as Executive Vice President and Chief Financial Officer of YRCW from December 2000 to August 2007. From March 1998 to December 2000, Mr. Barger was Vice President and Chief Financial Officer of Hillenbrand Industries, a provider of services and products for the health care and funeral services industries. From 1993 to 1998, Mr. Barger was Vice President of Finance and Chief Financial Officer of Worthington Industries, Inc., a diversified steel processor.

Key Attributes, Experience, and Skills: During his time at YRC Worldwide and Hillenbrand Industries, Mr. Barger built a deep knowledge of finance, accounting, auditing, and management processes, and also gained extensive strategic, and manufacturing process expertise. Mr. Barger has also participated in numerous mergers and acquisitions and has built strong public company, corporate governance, and international expertise. Mr. Barger has also amassed a good deal of public company board experience through his service on the boards of Quanex Corporation, Gardner Denver, Globe Specialty Metals and Precision Aerospace Components.

Other Directorships Since 2006: Mr. Barger currently serves on the boards of Gardner Denver, Inc., Globe Specialty Metals, Inc. and Precision Aerospace Components, Inc. Mr. Barger also served on the Board of Quanex Corporation from 1995 until its merger with Gerdau in April 2008.

The Board of Directors has affirmatively determined that Ms. Davis and each of Messrs. Barger, Buck, Griffiths, Nosbaum, Rupp, and Stevens have no material relationship with the Company and have satisfied the independence requirements of the New York Stock Exchange. In assessing director independence, the Board of Directors considered the relationships (as a customer or supplier or otherwise) of the Company with various companies with which such directors may be affiliated and has determined that there are no such relationships that, in the opinion of the Board, might impact any director’s independence. In making this assessment, the Board took into account the level of transactions with such companies in relationship to the Company’s and the other parties’ aggregate sales, the level of director involvement in such transactions and the ability of such directors to influence such transactions. Based on its review, the Board determined that no transactions occurred during the year that might affect any non-employee director’s independence. During the fiscal year, the Nominating and Corporate Governance Committee determined that there were no “related party” transactions, as defined by the Securities and Exchange Commission. In addition, each of such directors has met the definitions of “non-employee director” under Rule 16b-3 of the Securities and Exchange Act of 1934 and “outside director” under Section 162(m) of the Internal Revenue Code of 1986.

There are no arrangements or understandings between any person and any of the directors pursuant to which such director was selected as a nominee for election at the Meeting, and there are no family relationships among any of the directors or executive officers of the Company. Messrs. Buck and Petratis have each indicated a willingness to serve if elected. If a nominee should be unable to serve or will not serve for any reason, and if any other person is nominated, the persons designated on the accompanying form of proxy will have discretionary authority to vote or refrain from voting in accordance with their judgment on such other nominee unless authority to vote on such matter is withheld. The nominee(s) receiving a plurality of votes cast at the meeting will be elected director(s). Cumulative voting is not permitted in the election of directors. Abstentions and broker non-votes will not be treated as a vote for or against any particular director and will not affect the outcome of the election of directors.

Recommendation

The Board of Directors recommends that you vote “FOR” each nominee. Unless you give contrary instructions in your proxy, your proxy will be voted “FOR” the elections of Mr. Buck and Mr. Petratis. If any nominee should become unable or unwilling to accept nomination or election, the person acting under the proxy will vote for the election of such other person as the Board of Directors may recommend. The Board has no reason, however, to believe that any nominee will be unable or unwilling to serve if elected.

PROPOSAL NO. 2

ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

At the meeting, the stockholders will vote on a non-binding, advisory resolution regarding the compensation of the Company’s named executive officers.

We believe that our compensation practices and procedures are competitive, focused on pay-for-performance and strongly aligned with the long-term interests of our stockholders. This advisory stockholder vote, commonly known as “Say-on-Pay,” gives you as a stockholder the opportunity to express approval or withhold approval of the compensation we pay our named executive officers through voting for or against the following resolution:

“Resolved, that the stockholders approve the compensation of the Company’s named executive officers as disclosed in the Company’s 2012 proxy statement pursuant to the disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the Summary Compensation Table and the other executive compensation tables and related discussion).”

The Company and the compensation committee remain committed to the compensation philosophy, practices, and objectives outlined under the heading “Compensation Discussion and Analysis” in this proxy statement. As always, the compensation committee will continue to review all elements of the executive compensation program and take any steps it deems necessary to continue to fulfill the objectives of the program.

Stockholders are encouraged to carefully review the “Compensation Discussion and Analysis” section of this proxy statement for a detailed discussion of the Company’s executive compensation program.

Because your vote is advisory, it will not be binding upon the Company or the board of directors. However, the compensation committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Board Recommendation

The Board recommends that you vote “FOR” the ratification of the advisory (non-binding) proposal on the compensation of the Company’s named executive officers.

PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

The Audit Committee has selected Deloitte & Touche LLP, an independent registered public accounting firm, to audit our consolidated financial statements for fiscal year 2012. Deloitte & Touche LLP has served as our independent registered public accounting firm since 1980. We are asking the stockholders to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2012. Deloitte & Touche LLP was appointed by the Audit Committee in accordance with its charter.

In the event stockholders fail to ratify the appointment, the Audit Committee may reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in the Company’s and its stockholders’ best interests.

The Audit Committee has approved all services provided by Deloitte & Touche LLP. A representative of Deloitte & Touche LLP will be present at the Annual Meeting, will have the opportunity to make a statement, and will be available to respond to appropriate questions you may ask.

This vote requires approval by the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on this proposal. Abstentions with respect to the approval of this proposal will have the effect of a vote against this proposal. Broker non-votes will not be counted for the purpose of determining the number of votes necessary for approval of this proposal.

Board Recommendation

The Board recommends that you vote “FOR” the ratification of appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2012.

EXECUTIVE OFFICERS

Set forth below is certain information concerning the executive officers of the Company, each of whom serves at the pleasure of the Board of Directors. There is no family relationship between any of these individuals or any of the Company’s directors. There are no arrangements or understandings between any person and any of the executive officers pursuant to which such executive officer was selected as an executive officer, except for arrangements or understandings with such executive officer acting solely in such executive officer’s capacity as such.

Name and Age	Office and Length of Service
David D. Petratis, 54	Chairman of the Board, President and Chief Executive Officer since 2008
Brent L. Korb, 39	Senior Vice President – Finance and Chief Financial Officer since 2008
Kevin P. Delaney, 50	Senior Vice President – General Counsel and Secretary since 2007
Jairaj T. Chetnani, 40	Vice President – Treasurer since 2008
Deborah M. Gadin, 42	Vice President – Controller since 2008

Mr. Petratis was elected Chairman of the Board of the Company on December 4, 2008, and was named President and CEO of the Company on July 1, 2008. Before joining the Company, Mr. Petratis served as President and Chief Executive Officer of the North American Operating Division of Schneider Electric from 2004 to 2008 and as President and Chief Operating Officer from 2002 until his promotion in 2004. Schneider Electric is a global manufacturer of electrical distribution and industrial control products, systems and services. Prior to that time, Mr. Petratis was President of MGE UPS Systems America, a spin-out of Schneider Electric. Prior to that, he held key management positions with Square D Company from 1981 to 1994. Mr. Petratis currently serves on the board of Gardner Denver, Inc.

Mr. Korb was named Senior Vice President – Finance and Chief Financial Officer of the Company on August 1, 2008. Mr. Korb was named Vice President – Controller of Quanex Corporation in 2005, and was elected to the same position with the Company upon its creation on December 12, 2007. Prior to his election as Vice President – Controller of Quanex Corporation, Mr. Korb served as Assistant Controller of Quanex Corporation from 2003 to 2005. Prior to that time, Mr. Korb was Controller & Director of Business Analysis since 2003, and Manager of Business Analysis since 2001, of Resolution Performance Products, a manufacturer of specialty chemicals. From 1996 to 2001, Mr. Korb held positions at Service Corporation International, a provider of funeral, cremation and cemetery services, including Director International Finance & Accounting, Manager International Finance & Accounting, Manager Corporate Development, Manager Strategic Planning, and Financial Analyst.

Mr. Delaney was named Senior Vice President – General Counsel and Secretary of Quanex Corporation on February 24, 2005, and was elected to the same position with the Company upon its creation on December 12, 2007. Prior to that, he was Vice President – General Counsel of Quanex Corporation since 2003, and Secretary since 2004. Prior to that he was Chief Counsel for Trane Residential Systems, a business of American Standard Companies, a global manufacturer with market leading positions in automotive, bath and kitchen, and air conditioning systems, since 2002; Assistant General Counsel for American Standard Companies since 2001; and Group Counsel for The Trane Company’s North American Unitary Products Group since 1997. Prior to that time, Mr. Delaney was Vice President—General Counsel with GS Roofing Products Company, Inc. from 1995 to 1997 and Senior Attorney with GTE Directories Corporation from 1991 to 1995.

Mr. Chetnani was named Vice President – Treasurer of the Company on December 1, 2008. Prior to that time, Mr. Chetnani was Treasurer at MEMC Electronic Materials, a NYSE listed global manufacturer of semiconductor wafers since 2005. Prior to that, Mr. Chetnani held positions of increasing responsibility in Corporate Treasury at YRC Worldwide, Inc., a Fortune 500 transportation services provider, and Hillenbrand Industries, an international holding company in the medical, funeral and financial services industries.

Ms. Gadin was named Vice President – Controller of the Company on June 16, 2008. Ms. Gadin was named Assistant Controller of Quanex Corporation in 2005, and was elected to the same position with the Company upon its creation on December 12, 2007. Prior to 2005, Ms. Gadin was Director of Financial Planning, Reporting and Analysis at Hexion Specialty Chemicals, the world’s largest producer of resins for industrial applications, since 2004. From 1996 to 2004, Ms. Gadin held positions of increasing responsibility at Service Corporation International, including Director Financial Reporting, Director Operational Process Improvement, Director Finance and Development, Director Corporate Development, Manager Corporate Development and Senior Financial Analyst. Prior to that time, Ms. Gadin was a certified public accountant at Coopers and Lybrand LLP.

DIRECTOR AND OFFICER COMPENSATION

Director Compensation

Directors who are also employees of the Company do not receive any additional compensation for serving on our Board. Mr. Petratis was the only director who was also an employee of the Company, and as such he did not receive any additional compensation for such service.

For the fiscal year ended October 31, 2011, our non-employee directors received the following compensation:

•	Annual Cash Retainer(1) – $50,000/year paid quarterly

•	Committee Member Retainer(1) –

•	Member of Audit Committee: $7,500/year paid quarterly

•	Member of Compensation and Management Development Committee: $5,000/year paid quarterly

•	Member of Nominating and Corporate Governance Committee: $5,000/year paid quarterly

•	Committee Chairman Fees(1) –

•	Chairman of Audit Committee: $15,000/year paid quarterly

•	Chairman of Compensation and Management Development Committee: $10,000/year paid quarterly

•	Chairman of Nominating and Corporate Governance Committee: $10,000/year paid quarterly

•	Lead Director Fee(1) – $20,000/year paid quarterly

•

Annual Stock Retainer(2) – Equivalent value of $25,000 in restricted stock units and equivalent value of $50,000 in options to purchase shares of the Company’s common stock. Both the restricted stock units and the stock options vest immediately upon issuance on October 31; however, the restricted stock units are restricted until the director ceases to serve in such role.

•

Initial Stock Option Grant(2) – Following the first full year of service as a director, each non-employee director receives an initial stock option grant to purchase 5,000 shares of the Company’s common stock. These options vest immediately.

•	Expense Reimbursement – Directors are reimbursed for their expenses relating to attendance at meetings.

1.

Non-employee directors are permitted to defer all or any part of their cash retainers and fees under the Quanex Building Products Corporation Deferred Compensation Plan (the “DC Plan”). These deferrals are placed into notional accounts maintained under the DC Plan and are deemed invested in cash, units denominated in Common Stock, or any of the accounts available under the Company’s qualified 401(k) plan, as the director elects. If a director elects to make a deferral to his or her notional common stock unit account for a period of three full years or more, a matching award equal to 20% of the amount deferred is made by the Company to the director’s notional account. The Board elected to suspend the match effective April 1, 2009, due to the turbulent economic conditions at that time. The number of units that is deemed invested in Company common stock units and credited to a director’s notional account is equal to the number of shares of Common Stock that could have been purchased with the dollar amount deferred or matched based on the closing price of the Common Stock on the New York Stock Exchange on the date the amount would have been paid had it not been deferred. If a dividend or other distribution is declared and paid on Common Stock, for each notional common stock unit credited to a director’s account a corresponding credit will be accrued in the director’s notional matching account. Except with respect to matching deferrals (and dividend deferrals, if any), all director deferrals are 100% vested. Matching deferrals (and dividend deferrals, if any) are 100% vested, unless a director receives a distribution from the DC Plan for any reason other than death, disability or retirement, within three years after a deferral was credited to his or her notional common stock unit account. If a director receives such a distribution from the DC Plan, any matching amount corresponding to the deferral that has been credited for less than three years, plus any dividends or other distributions that correspond to such matching amount, will be forfeited. No payments may be made under the DC Plan until a distribution is permitted in accordance with the terms of the DC Plan. In the event of a “change in control” of the Company, any amount credited to a director’s account is fully vested and is payable in cash within five days after the change in control occurs. A “change in control” is defined generally as (i) an acquisition of securities resulting in an individual or entity or group thereof becoming, directly or indirectly, the beneficial owner of 20% or more of either (a) the Company’s then-outstanding Common Stock or (b) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors, (ii) a change in a majority of the persons who were members of the Board of Directors as of December 12, 2007 (the “Incumbent Board”), (iii) generally, a reorganization, merger or consolidation or sale of the Company or disposition of all or substantially all of the assets of the Company, or (iv) the approval by the stockholders of the Company of a complete liquidation or dissolution of the Company. For this purpose, an individual will be treated as a member of the Incumbent Board if he becomes a director subsequent to December 12, 2007, and his election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board; unless his initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, entity or group other than the Board. All distributions under the DC Plan will be made in cash. Any deferral or payment permitted under the DC Plan will be administered in a manner that is intended to comply with Section 409A of the Internal Revenue Code of 1986.

2.	Restricted stock unit grants and stock option grants are issued from the Quanex Building Products Corporation 2008 Omnibus Incentive Plan, as amended.

The table below shows the total compensation of our non-employee directors in fiscal 2011. Mr. Buck was not a director during fiscal 2011, and therefore received no compensation from the Company during the year.

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Option Awards (2)	Change in Pension Value & Nonqualified Deferred Compensation Earnings (3)	All Other Compensation (4)	Total
Name	($)	($)	($)	($)	($)	($)
Donald G. Barger, Jr.	61,250	25,267	50,524	—	1,275	138,316
Susan F. Davis	65,000	25,267	50,524	—	912	141,703
William C. Griffiths	65,000	25,267	50,524	—	475	141,266
LeRoy D. Nosbaum	55,000	25,267	96,004	—	224	176,495
Joseph D. Rupp	82,500	25,267	50,524	—	912	159,203
Curtis M. Stevens	65,417	25,267	73,565	—	224	164,473

(1)

Amounts shown reflect fees earned by the directors from Quanex Building Products Corporation during fiscal year 2011. During fiscal 2011, Messrs. Barger, Stevens and Ms. Davis elected to defer cash compensation of $16,250 $32,708 and $16,250, respectively, under the DC Plan in the form of notional common stock units, and their accounts were credited with 956; 2,114; and 956 notional common stock units, respectively.

(2)

These columns show respectively, the aggregate grant date fair value for restricted stock units and stock options awarded in fiscal 2011 computed in accordance with FASB ASC Topic 718. Director grants vest immediately and as such are expensed on the date of grant. A discussion of the assumptions used in computing the grant date fair values may be found in Note 14 to Quanex Building Products Corporation’s audited financial statements on Form 10-K for the year ended October 31, 2011. These values reflect the Company’s assumptions to determine the accounting expense for these awards and do not necessarily correspond to the actual value that may be recognized by directors.

The following table shows the grant date fair value of restricted stock units and option grants made during fiscal year 2011 as well as the aggregate number of restricted stock units and stock option awards outstanding for each director as of October 31, 2011:

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
Name	Restricted Stock Units			Stock Options
	Grants		Outstanding	Grants		Outstanding
	Grant Date	Grant Date Fair Value ($)	as of October 31, 2011 (#)	Grant Date	Grant Date Fair Value ($)	as of October 31, 2011 (#)
Barger	10/31/2011	25,267	9,684	10/31/2011	50,524	40,432
Davis	10/31/2011	25,267	7,411	10/31/2011	50,524	40,432
Griffiths	10/31/2011	25,267	4,682	10/31/2011	50,524	25,011
Nosbaum	10/31/2011	25,267	3,111	10/31/2011	50,524	19,522
				5/1/2011	45,480
Rupp	10/31/2011	25,267	7,411	10/31/2011	50,524	40,432
Stevens	10/31/2011	25,267	3,111	10/31/2011	50,524	19,522
				10/1/2011	23,041

(3)	The Company does not provide a pension plan for non-employee directors. None of the directors received preferential or above-market earnings on deferred compensations.
(4)	Amounts shown represent dividends on outstanding restricted stock units.

Compensation Discussion and Analysis

Introduction

This section of the proxy describes the compensation paid to the executive officers listed in the Summary Compensation Table on page 32:

•	David D. Petratis – Chairman, President and CEO

•	Brent L. Korb – Senior Vice President, Finance and CFO

•	Kevin P. Delaney – Senior Vice President – General Counsel and Secretary

•	Jairaj T. Chetnani – Vice President – Treasurer

•	Deborah M. Gadin – Vice President – Controller

The compensation programs described, however, apply more broadly to other officers and management personnel at the Company, with changes as appropriate to reflect different levels and types of responsibility. The Company believes that this approach helps to align Quanex employees into a unified team committed to the Company’s corporate objectives.

Executive Summary, Market Considerations, and 2011 Company Highlights

We use traditional compensation elements of base salary, annual incentives, long-term incentives, and employee benefits to deliver attractive and competitive compensation. We benchmark both compensation and company performance in evaluating the appropriateness of pay. All of our executive pay programs are administered by an independent compensation committee, with assistance from an independent consultant. We target the market median for fixed compensation, while providing the executive with an opportunity to earn upper quartile incentive pay based on company performance.

We compete in a market heavily influenced by the market demand for new home construction and existing home repair. This market is currently in a meaningful downtrend, affecting the end markets for our products. At the beginning of fiscal 2011, we built our business plan based on projected housing starts, prime window demand, and market demand for aluminum. At year end those markets were significantly below our original forecast due to continued softness in the housing market and world demand for aluminum. In spite of the market environment, our executive management team achieved significant results in operations, market share, margins, efficiencies, organization improvements and new product development.

When reviewing fiscal 2011 accomplishments, we highlight the following:

•

Edgetech Acquisition – we added significant market opportunity with the acquisition of Edgetech, which made us a global market leader in warm-edge spacer technology. In addition, we achieved cost synergies through the integration of the operations and sales and marketing efforts with other EPG units.

•

Yakima Acquisition – we expanded our presence in vinyl profiles while simultaneously furthering our relationship with a major player in the industry. The addition of this location allowed us to achieve cost synergies through reductions at other facilities and rebalancing production for optimal efficiency.

•	In a declining end market, we grew revenues from $798 million in 2010 to $848 million in 2011.

•	We were in the upper quartile of our Industry Reference Group for both Return on Assets and Return on Invested Capital.

•	Over a three year period, we were above the 90th percentile for Total Shareholder Return relative to the Industry Reference Group.

•	We continued to enhance our position as a market leader in energy-efficient window systems.

•	We increased margins on many of our products through marketing, product development, and productivity efforts. Margins for most business units saw positive growth.

•	Despite it being a challenging year with our end markets, we were profitable and made investments for the long-term future benefit of Quanex:

•	Drove Lean Six Sigma across the Company. 85% of all employees have been trained, and we have begun to see positive results growing out of various Lean Six Sigma projects and initiatives.

•	Completed design of company-wide Enterprise Resource Planning system, to be rolled out over the next several years.

•	Built an industry-leading sales, marketing, and customer service team from the integration of Edgetech and EPG. The focus of this team is to continuously raise our customer service levels.

•	Consolidated facilities for productivity gains.

•	We continued our strong focus on delivering cash, generating $53 million from operations and ending the year with $90 million of cash and equivalents.

Compensation Objectives

We design our executive compensation program to further our corporate goal of being a consistently high-performing growth company. Our compensation plan and pay strategy focus on and are intended to influence the profit margins of our businesses, cash flow generation, returns to stockholders and efficient management of our operations as measured by returns on capital.

Our specific objectives and related plan features include:

Objective	How We Meet our Objectives
Attract and retain effective leadership

•    We provide a competitive total pay package, taking into account the base salary, incentives, benefits and perquisites for each executive.

•    We regularly benchmark our pay programs against the competitive market, comparing both fixed and variable, at-risk compensation that is tied to short and long-term performance; we use the results of this analysis as context in making pay adjustments.

•    Our plans include three-year performance cycles on LTIP awards, three-year vesting schedules on equity incentives, and career-weighted vesting on our supplemental retirement plan to motivate long-term retention.

Motivate and reward executives for achieving specific financial goals

•    We offer a compensation program that focuses on variable, performance-based compensation (through Annual and Long-Term Incentive Awards).

•    Specific financial performance measures used in the incentive programs include:

• Annual incentive awards (AIA) use return on invested capital (ROIC) for corporate participants and return on net assets (RONA) for division executives. These profit efficiency ratios motivate executives to efficiently employ the capital entrusted to them.

• Long Term Incentive Plan (LTIP) awards use compounded earnings per share (EPS) growth goals to motivate long-term focus on bottom-line performance.

Create a strong financial incentive to meet or exceed long-term financial goals and build long-term value

•    We link a significant part of total compensation to Quanex’s financial and stock price performance – over 70% of compensation mix is performance-based.

•    We deliver 75% of long-term incentives in the form of equity compensation.

•    Long-term compensation opportunities are weighted to deliver more than two times the target short-term incentive opportunity, resulting in a significant portion of our total compensation delivered in the form of long-term incentive.

Align executive and shareholder interests

•    Emphasizing long-term shareowner returns, we encourage significant Quanex stock ownership among executives.

•    The ultimate value of two-thirds of our annual equity grants is driven by stock price performance over the grant date value.

•    We maintain stock ownership goals for executives and encourage officers to retain shares acquired upon option exercises until their respective goals are met.

Competitive Positioning

Annually the Compensation Committee examines the level of competitiveness and overall effectiveness of our executive compensation program. Quanex uses comparative compensation data from a group of 32 direct and related industry companies, referred to in this CD&A as the “Reference Group,” as a point of reference in designing its compensation levels and in setting compensation levels. The Reference Group consists of companies selected on criteria including size, complexity, revenue, market capitalization, risk profile, asset intensity, margins, and industrial application of the primary business. The use of a larger Reference Group is intended to provide more statistically valid comparisons with less volatility from year to year. For fiscal 2011, the Reference Group consisted of the following 32 companies:

Actuant Corp.

Albany International Corp.

American Woodmark Corp.*

Apogee Enterprises Inc. *

Astec Industries Inc.

Builders Firstsource Inc.*

Castle (A M) & Co.

CLARCOR Inc.

Compass Minerals International Inc.

Drew Industries Inc.*

Eagle Materials Inc.*

Encore Wire Corp.

EnPro Industries Inc.

Gibraltar Industries Inc.*

Global Industries Ltd.

Graco Inc.

Greenbrier Companies Inc.

Griffon Corporation*

H&E Equipment Services Inc.

Headwaters Inc.

Louisiana-Pacific Corp.*

Martin Marietta Materials Inc.

Nordson Corp.

Olympic Steel Inc.

Simpson Manufacturing Inc.*

Superior Industries International

Texas Industries Inc.

Titan International Inc.

Trex Company, Inc.*

Universal Forest Products Inc.*

Valmont Industries Inc.

Watts Water Technologies Inc.

*

The eleven companies in the Reference Group identified by the asterisk are those we consider more traditional peers (i.e., Industry Reference Group). These companies are used by the Compensation Committee to evaluate relative Company performance, as they tend to best reflect the operational and financial performance of our industry.

Cogent Compensation Partners, an independent compensation consultant to the Compensation Committee, uses the Reference Group pay information, along with manufacturing and general industry survey data, to develop the appropriate range of compensation for each executive position. Cogent also prepares an independent analysis of our key performance indicators such as profitability, growth, capital efficiency, balance sheet strength, and total return to stockholders compared to those companies in our Reference Group identified as the Industry Reference Group. These results are then reported to the Compensation Committee so it has a thorough picture of the competitiveness of pay in the context of our performance compared with that of our peers. While the Compensation Committee uses this analysis to help frame its decisions on compensation, it uses its collective judgment in determining executive pay. The Compensation Committee exercises discretion in making compensation decisions based on the following inputs: its understanding of market conditions, its understanding of competitive pay analysis, recommendations from the CEO regarding his direct reports, the Committee’s overall evaluation of the executive’s performance, and our overall compensation strategy.

Program Description

Our executive compensation program is a traditional design structure that has been customized to suit the business and organizational objectives of the Company. It includes base salary, annual cash incentive compensation, long-term incentives and executive benefits. Our long-term incentive program consists of stock option grants, restricted stock grants and performance unit awards. By design, the majority of compensation value available to our executives is considered “performance-based.” That is, the opportunity to earn value is largely dependent on the executive and the Company meeting certain performance goals and creating shareholder value. The amount of pay that is performance-based for an executive is directly related to the level of responsibility held by the position; accordingly, our highest ranked executive has the most performance-based pay as a percentage of total compensation. We attempt to set realistic but challenging goals in our annual incentive and performance unit plans. In both cases, if we fail to meet the pre-determined standards, no plan-based compensation is earned by executives.

We evaluate the various components of compensation annually relative to the competitive market for prevalence and value. By setting each of the elements against the competitive market within the parameters of our compensation strategy, the relative weighting of each element of our total pay mix varies by individual. We do not set fixed percentages for each element of compensation. The mix may also change over time as the competitive market moves or other market conditions which affect us change. We do not have and do not anticipate establishing any policies for allocating between long-term and currently paid compensation, or between cash and non-cash compensation. We have a process of assessing the appropriate allocation between these elements of compensation on a periodic basis and adjusting our position based on market conditions and our business strategy.

Base Salary

Purpose: This pay element is intended to compensate executives for their qualifications and the value of their job in the competitive market.

Competitive Positioning: The Company’s goal is to target the market median as our strategic target for base salary. We review each executive’s salary and performance every year to determine whether his/her base salary should be adjusted. Along with individual performance, we also consider movement of salary in the market, as well as our financial results from the prior year to determine appropriate salary adjustments.

While the Compensation Committee applies general compensation concepts when determining competitiveness of our executives’ salaries, the Compensation Committee considers base salaries as being generally competitive when they are within approximately 10% of the stated market target (in this case, the market 50th percentile). In the most recent analysis using our reference group plus general industry data, the salaries for our named executive officers ranged from 88% to 98% of the market 50th percentile.

Changes for Fiscal 2012: Based on the Company’s performance and position relative to market, the Compensation Committee approved the following salary levels for the named executive officers:

	September 30,	September 30,
Name and Principal Position	Annual Base Salary	Base Salary Increase (1)
David D. Petratis Chairman, President and CEO	$750,000	7.1%
Brent L. Korb Senior Vice President – Finance and CFO	$370,000	8.4%
Kevin P. Delaney Senior Vice President – General Counsel and Secretary	$300,000	4.2%
Jairaj T. Chetnani Vice President – Treasurer	$209,100	2.0%
Deborah M. Gadin Vice President – Controller	$191,174	3.0%

(1)

Mr. Petratis waived his contractual right to a base salary increase and has not received a base salary adjustment since joining the Company in July 2008. Ms. Gadin and Messrs. Chetnani, Korb, and Delaney have not received a base salary increase since December 2009.

Annual Incentive Awards (AIA)

Purpose: This element of compensation is intended to reward executives for the achievement of annual goals related to key business drivers. It is also intended to communicate to executives the key business goals of the Company from year to year.

Competitive Positioning: The Company’s strategy is to target the market median for annual incentives for performance that meets expected levels. We have established the range of possible payouts under the plan so that our competitive position could be above or below our stated strategy based on performance outcomes. Our most recent analysis showed our executives to be in a range of 102% to 118% of the market median on target total cash compensation.

Plan Mechanics: The Omnibus Plan serves as the governing plan document for our AIA. The AIA is a goal attainment incentive plan design that pays target award levels for expected performance results.

Fiscal 2011: In establishing the goals for fiscal 2011, we considered the key performance measures for the business given the evolving market environment. Specifically, we believed that focusing on return on invested capital (ROIC), a profit efficiency ratio, would be an important indicator of success in 2011. Our ROIC targets were set at levels considered to be stretch goals, based on our best estimates of the market at the time. Motivating executives to achieve goals related to return on invested capital benefits stockholders, as it motivates management to profitably and efficiently employ the capital entrusted to them. The Company set the ROIC goal based on the forecasted results of the operating divisions and the projected market for building products. For AIA purposes, Return on Invested Capital is calculated as the total of the prior twelve months’ net income plus prior twelve months’ after-tax interest expense and capitalized interest, the sum of which is divided by the trailing five quarters’ average total debt (current and long term) and total stockholders’ equity.

The targets are shown in the table below:

	September 30,	September 30,	September 30,	September 30,
Goal	Threshold	Target	Maximum	Actual Results
Return on Invested Capital (ROIC)	5.26%	6.47%	8.73%	3.41%

The target performance level is driven from our business budgeting process, which uses a number of assumptions about the state of our markets and material commodity prices to determine our relative financial performance (including expected sales, expected expenses and other factors). We recognize the volatility in the market through establishing a range of outcomes around the target.

Target Award Levels: Based on competitive market practices for annual incentives, and our compensation strategy, we set a target award opportunity for each of our executives. This is the amount of incentive compensation the executive can earn when performance meets expected results, or “target.” The table below reflects the payout percentage of an executive’s base salary at the threshold, target and maximum levels of performance.

	September 30,	September 30,	September 30,
Potential AIA Payout Expressed as a % of Salary
Participant	Threshold	Target	Maximum
CEO	25.00%	100.00%	200.00%
SVPs	18.75%	75.00%	150.00%
VPs	10.00%	40.00%	80.00%

Target Performance Levels: The threshold, target and maximum performance goals were established at the December 2010 Compensation and Management Development Committee meeting to correspond with the threshold, target, and maximum award levels. The goals are derived by the annual operating plan process which focuses on changes in revenue and operating income. This process used assumptions about the broad market for building products and the Company’s relative results. Scenarios were developed based on a range of assumptions used to build the budget. We did not perform specific analysis on the probability of achievement given that the market is difficult to predict. Rather we relied on our experience in setting these goals and our objective of setting a reasonably attainable and motivationally meaningful goal.

The maximum performance levels are set such that objectives must be meaningfully exceeded. The amount of an executive’s AIA payout in a particular year is calculated by comparing the actual performance against the threshold, target and maximum payout levels established at the start of the year. Actual performance below the threshold level results in no payout, whereas actual performance above the maximum level results in maximum payout. Actual performance between the threshold and maximum levels results in a pro rata payout between either the threshold and target payout or the target and maximum payout based on where the actual results fall.

Fiscal 2011 Payouts: The Company’s performance relative to ROIC was below the minimum, resulting in no payout.

Fiscal 2012: In considering the motivational effectiveness of the AIA and market uncertainty, the Compensation Committee adopted changes to the AIA which would include financial as well as operational goals. The new plan design will require the Company Group (excluding any amounts attributable to corporate) to have positive operating income, in order for any Annual Incentive Awards to be paid out. If the performance hurdle is met, then the bonus pool for all 2012 Annual Incentive Awards is funded at the maximum bonus opportunity level.

Once funded, the Compensation Committee will then assess performance against a set of balanced goals, including (a) modified free cash flow (60%), and (b) operating initiatives (IG Systems Consolidation and ERP Implementation) and strategic objectives (40%), and apply negative discretion to the maximum funding levels to determine the actual incentive payment. The Company set the performance expectations based on the forecasted results of the operating divisions and the projected market for building products.

Long-Term Incentive Compensation

Purpose: We have a long-term incentive program designed to help align the interests of executive management with shareholders and reward executives for the achievement of long-term goals. Long-term incentives are also critical to the retention of key employees and provide executives an opportunity for personal capital accumulation. For these reasons we have placed more value on the long-term incentive element of compensation than on other elements. The result is that this element of compensation represents at least half of the named executive officers’ total direct compensation.

Competitive Positioning: For long-term incentives, we target the opportunity to earn the market’s 75th percentile when Company performance warrants, consistent with our program’s design. When reviewing the position versus the market, we found that the named executive officers’ competitive positioning ranges from 72% to 123% of the market’s 75th percentile. We believe the wide range of competitiveness in our executive group is partly due to widely varying practices among reference group companies. Our program consists of a combination of stock options, performance units, and restricted stock. Stock options comprise 50% of our target long-term incentive value, restricted stock comprises 25% of our long-term incentive value, and performance units comprise the remaining 25%. Measures used for the performance units are Earnings Per Share Growth and Relative Total Shareholder Capital return; each goal is weighted 50% of the total performance unit award. The individual performance of each named executive officer is not considered in the value of the long-term incentive awards granted to such officer. Since the goals are set prospectively, the Company’s financial performance determines the ultimate value of the award.

Participation: Participation in the program includes the corporate executives and the key contributors in our divisions and is determined based on competitive practices as well as our assessment of which positions contribute to long-term value creation. Participation in the stock option and restricted stock award program extends to key employees throughout the organization.

Target Award Levels: We established the CEO’s total long-term incentive value based on our compensation goal of providing the opportunity to earn 75th percentile long-term incentive compensation value when performance warrants. It represents more than 50% of the CEO’s total direct compensation. When establishing appropriate targets for other named executive officers, we also targeted approximately the 75th percentile of the competitive market. The long-term incentive award values for the other named executive officers represent relatively less as a percentage of total direct compensation, reflecting the officers’ responsibilities and ability to influence shareholder returns. From year to year, the CEO may recommend adjustments to the value of long-term incentives awarded to the other executive officers, based on his assessment of their individual contribution.

The following table sets forth the target award levels for long-term incentives of each of our named executive officers:

Long-Term Incentive Target Award Levels

Expressed as a % of Salary

September 30,
Title	Target
CEO	300%
SVPs	200%
VPs	70%

Vehicles and Goals: The Company’s program consists of a combination of stock options, performance units and restricted stock. The allocation between the long-term incentive vehicles is determined by the Compensation Committee based on the market information provided by its compensation consultant and input from senior management as to the key business drivers that allow us to maintain a results-oriented culture. The Omnibus Plan does not provide for any specific subjective individual performance component in determining the ultimate value of the award. Following is a description of each vehicle type and related performance goals.

Stock Options

Options to purchase company stock comprise approximately half of our long-term incentive target value and provide executives the opportunity to share in the increase in stock value over time. They provide an element of compensation that varies along with changes in stock price over time. These awards also offer our executives the opportunity to accumulate value (if the Company’s stock appreciates) since the growth in value occurs over a long period of time (up to 10 years), and gains from that growth are not taxed until such time as the options are exercised. Since we generally use ratable vesting over three years for each award, stock options serve a meaningful role in the retention of our key employees.

The Compensation Committee’s decisions related to executive stock option grants are made each December. In order to determine the number of stock options to be awarded to an executive, the Compensation Committee takes approximately half of the executive’s total long-term incentive target award value and divides it by the Black-Scholes value of an option to purchase our common stock. This approach allows for an appropriate balance between our growth strategy and risk profile, and also provides an appropriate balance for accounting purposes and stock ownership dilution. Our stock options are granted at the fair market value closing price on the date of grant, have a term of ten years, and generally ratably vest over a three-year period.

Performance Units

Beginning in fiscal 2009, we awarded performance units to our executives. Performance units are payable in cash and are intended to motivate executives to achieve preset goals that are in line with critical business drivers. These awards also provide incentive for executives to outperform peer companies as measured by relative shareholder return.

Performance unit awards are granted in December and comprise approximately 25% of our executives’ total long-term incentive grant value. Setting this percentage of long-term value on performance units helps bridge the line of sight for executives between annual accomplishments and long-term value creation. Performance measures are chosen to provide incentive for executives to focus on those things which we believe are closely linked to the creation of stockholder value over time. We set target award values each year. These target values are used to calculate the number of units granted to each executive. The final value of each unit is not determined until the end of a three-year performance cycle. That final unit value is dependent on our performance against preset goals. If the threshold level of performance is not met, no cash payout will occur. However, if maximum performance goals are met or exceeded, then the value of each unit could reach 200% of the target value.

Measures used for the performance units include Earnings Per Share Growth (or EPS Growth) and Relative Total Stockholder Return (or Relative TSR). Each goal is weighted 50% of the total performance unit award.

We use the above approach to accomplish three things: (1) to provide line of sight to performance measures that influence stock price performance, (2) to mitigate the short-term effects of stock price volatility and (3) to measure our performance relative to our reference group, which provides meaningful context to judge our performance in the market.

Fiscal 2009 Performance Units

The performance units awarded to our executives in December 2008 became payable to executives in December 2011, with a final value determined by the Company’s EPS Growth and Relative TSR for fiscal 2009 through fiscal 2011. For these performance units, the executives received a payout of 0% of the target value associated with EPS Growth, and 100% of the target value associated with Relative TSR, based on achieving relative TSR in the 90th percentile of our Industry Reference Group. For more information related to performance units granted during fiscal 2009, please see the Summary Compensation Table located on page 32.

Restricted Stock

We grant restricted stock awards to executives as another form of long-term compensation. The number of restricted stock awards we typically grant is determined by taking 25% of the participant’s long-term incentive value and dividing it by the current stock price at the time of the award. We chose 25% of the total value because it provides meaningful retentive value to our key executives, helps smooth out market volatility and is cost efficient. The restricted stock awards typically vest three years after the award is granted, so long as the participant remains employed by us. We believe restricted stock awards are an effective long-term compensation vehicle through which key employees can be retained, especially through volatile periods in the market.

Fiscal 2011 Long-Term Incentive Grants

The number of long-term incentive awards granted was determined by: (1) taking 50% of the participant’s target award value and dividing it by the calculated Black-Scholes value of a Quanex stock option to determine the number of options, (2) taking 25% of the participant’s target award value and dividing it by the 10-day average closing stock price between November 1, 2010, and November 12, 2010, to determine the number of restricted stock awards and (3) taking 25% of the participant’s target award value and dividing it by $100 (target unit value), to determine the number of performance units. Both equity grant calculations apply an average stock price based on the first 10 trading days in November 2010. For more information related to long-term incentive awards granted during fiscal 2011, please see the table entitled “Grants of Plan Based Awards”, located on page 34.

Fiscal 2012 Long-Term Incentive Grants

At the Compensation Committee’s November 2011 meeting, executives were granted a combination of stock options, performance units and restricted stock awards based on the allocations discussed above.

Fiscal 2012 Performance Units

The fiscal 2012 performance unit measures and goals again include EPS Growth and Relative TSR, each weighted 50%. EPS Growth is measured as the cumulative value of EPS over the three-year performance period, and Relative TSR is expressed as the stock price appreciation plus dividends reinvested relative to appreciation of our peer group. Relative TSR is determined by calculating the change in the value of our stock plus the value of dividends and comparing that value with that of our peer group. This measure is considered by the Compensation Committee to be a meaningful way to assess our performance in terms of generating investment returns for stockholders. We use this measure relative to our peers over a three-year period as it gives a good indication of management’s ability to generate these returns compared to other companies in a similar market condition. Stock price performance is not captured in our audited financial statements. Our performance against these pre-established goals determines the potential payout to executives within a range from threshold to maximum, as set forth below.

	September 30,	September 30,	September 30,	September 30,	September 30,
	Relative Total Shareholder Return	3-Yr. Cumulative Compounded Annual	Performance Unit Value
Milestones	Percentile	EPS Growth %	R-TSR	EPS	Total
Maximum	75%	12%	$100.00	$100.00	$200.00
Target	60%	9%	$50.00	$50.00	$100.00
Threshold	40%	6%	$37.50	$37.50	$75.00

The reader is cautioned that the foregoing goals are not intended to and do not reflect guidance by or expectations of the Company as to actual results. These goals are part of an overall compensation program designed, among other things, to align executive compensation with the market’s reasonable expectations of performance and shareholder returns.

Fiscal 2012 Retention Awards

In addition to the Long-Term Incentive grants discussed above, the Compensation Committee decided to grant special restricted stock unit retention awards in amounts listed below. The Committee believes that retention of these executives is vital for the company’s long-term success and the Committee will continue to focus on pay for performance and supporting long-term shareholder return. In deciding to grant the retention awards, the Compensation Committee considered the executives’ considerable performance in positioning the Company for future growth and share price appreciation in a challenging competitive market. In determining the size of the awards, the Committee considered, among other things, performance factors such as the acquisition of Edgetech, the reorganization of the Company’s go-to-market strategy, significant gains in operating margins, and the competition for executive talent in the marketplace. These restricted stock unit awards will vest at the end of three years after the award is granted, so long as the participant remains employed by the Company.

Retention awards were granted in the following number of restricted stock units:

September 30,
Name	Fiscal 2012 Retention Awards
David D. Petratis	47,700
Brent L. Korb	23,200
Kevin P. Delaney	19,600
Deborah M. Gadin	6,300

Processes and Procedures for Determining Executive Compensation

Guided by the principal objectives described above, the Compensation Committee approves the structure of the executive compensation program and administers the programs for our executive officers, including matters where approval by our independent Compensation Committee members is appropriate for tax or regulatory reasons. The following describes the roles of key participants in the process.

The Role of Executives

Our Chief Executive Officer is the only executive who works with the Compensation Committee and compensation consultant in establishing compensation levels and performance targets. Our Chief Executive Officer is responsible for reviewing the compensation and performance of the other executive officers. Therefore, he makes recommendations to the Compensation Committee regarding adjustments in compensation to such executive officers. The Compensation Committee considers the Chief Executive Officer’s recommendations along with the committee’s own evaluation of individual and business performance and the market data provided by its compensation consultant. In making his recommendations, the Chief Executive Officer relies upon his evaluation of his direct reports’ performance and competitive compensation information. The Chief Executive Officer does not recommend his own compensation. The Chief Executive Officer recommends AIA performance goals to the Compensation Committee. The Chief Executive Officer, with input from the compensation consultant, recommends performance goals for long-term incentive awards that are properly aligned with the business goals and compensation strategy.

Our Senior Vice-President – General Counsel and Secretary serves as the liaison between the compensation consultant, the Compensation Committee, and the Governance Committee. In this role, he interfaces with the compensation consultant to carry out the duties of the Compensation Committee and Governance Committee.

The Role of External Advisors

The Compensation Committee engaged Cogent Compensation Partners (“Cogent”), an independent consultant to the Committee, to help with its responsibilities. Cogent assists the Committee by providing advice regarding market trends relating to the form, design, and amount of compensation. Cogent assists with target award values for both annual and long-term incentives. Cogent, an executive compensation consulting firm, is an independent consultant to the Compensation Committee and also assists the Nominating and Corporate Governance Committee by periodically reviewing director compensation programs.

The Role of the Compensation and Management Development Committee

The Compensation and Management Development Committee is currently comprised of three non-employee independent directors. The Committee’s duties in administering executive compensation programs include:

•	Review and approve the Company’s overall total compensation policy.

•	Review and evaluate company performance against pre-established performance metrics.

•	Annually, establish the annual total compensation paid to officers and key executives, including base salary, annual incentive, and long-term incentives.

•	Regularly review and approve all employment agreements and severance arrangements for the executive officers.

•	Review the Company’s Compensation Discussion and Analysis disclosure.

The Compensation Committee determines the Chief Executive Officer’s salary and incentive awards based upon an assessment of individual and company performance as well as market data provided by the compensation consultant. The Committee may form and delegate duties to subcommittees when appropriate. A more expansive list of the Committee’s responsibilities can be found in its charter, which can be viewed on our website at www.quanex.com.

Post-Employment Compensation

Severance and change of control benefits are provided under the employment agreements of our executives, as well as under our incentive plans. These benefits are discussed at greater length in the section entitled “Employment Agreements and Potential Payouts upon Termination or Change in Control.”

Deferred Compensation Plan

The Company has a nonqualified deferred compensation program that gives executives the opportunity to defer income. As with our various other plans and programs, this deferral opportunity is designed to attract and retain key executives.

The deferred compensation program is administered by the Compensation Committee. Before they can participate, eligible employees must first receive recommendation by our senior managers and then final approval by the Compensation Committee. Participants in the program may choose to defer up to 100% of their annual and long-term incentive bonuses. Participants may choose from a variety of investment choices in which to invest their deferrals over the defined deferral period. Until April 1, 2009 when the Company match was temporarily suspended, the plan provided that we match 20% of the annual incentive deferrals invested in a Quanex Building Products common stock denominated account.

Executive Benefits

Purpose: The role of executive benefits is to provide financial security, enhanced employee welfare, and competitive packages that are meaningful in the markets for which we compete for executive talent. These programs provide meaningful and competitive post retirement income, and in some cases, our plans replace benefits that would otherwise be lost because of plan limits imposed by the Internal Revenue Code.

Competitive Positioning: Our strategy with respect to executive benefits is to provide a meaningful benefit to executives at a cost that is efficient, and our desired competitive positioning is the middle of the market. In 2009, Cogent, in conjunction with Mercer, our outside actuary, conducted a total remuneration study which revealed that our indirect benefits were generally in the upper quartile of the reference group, though total remuneration was not materially affected and remained within our stated strategy. We provide executives with health and welfare benefits that are consistent with our program for exempt personnel generally. Supplemental retirement and supplemental life benefits are also provided to our officers.

Program Elements:

•    Retirement benefits. Our executives participate in the Company’s defined benefit pension plan, 401(k) defined contribution retirement plan, and supplemental executive retirement plan. Executives also receive company contributions under our 401(k) plan, a 20% match under our deferred compensation plan, a 15% match under our employee stock purchase program (ESPP) and dividends on unvested restricted stock. The 20% match under our deferred compensation plan was suspended on April 1, 2009.

•    Life insurance benefits. Our executives participate in Company provided life insurance, the amount of which takes into consideration their age and/or income. Our executives also have the opportunity to purchase supplemental life insurance.

•    Perquisites. We provide our executives with certain perquisites which help us compete for executive talent, and in some cases, allow our executives to devote more attention to the business of the Company. These perquisites include financial and tax planning, company provided automobiles, and club memberships. The Compensation Committee eliminated tax gross-up payments on perquisites, effective December 31, 2009.

Other Compensation Items

Clawback Provision (Recovery of Incentive Payments)

We implemented a policy to enable the Board, in its judgment and to the extent permitted by governing law, to require reimbursement of any cash bonus paid to executives where (a) the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a material restatement, and (b) a lower payment would have been made to the executive(s) based on the restated financial results. In each such instance, the Company may seek to recover that portion of the affected executive(s)’ annual and/or long term incentive bonus payments that is higher than the payment would have originally been. No reimbursement will be required if such material restatement was caused by or resulted from any change in accounting policy or rules.

Risk Assessment

The Committee discussed and analyzed risks associated with the Company’s compensation policies and practices for executive officers and all employees generally. This discussion included, but was not limited to, topics such as eligibility, affordability, retention impact, corporate objectives, alignment with shareholders, governance, and possible unintended consequences. The Committee did not identify any risks arising from the Company’s compensation programs or practices that are reasonably likely to have a material adverse effect on the Company.

Executive Stock Ownership Guidelines

We encourage our executives to own our common stock because we believe such ownership provides strong alignment of interests between executives and stockholders. Our executive stock ownership guidelines provide that different levels of executives are expected to own a specific value of our common stock, expressed as a percentage of salary, within the later of three years of adopting the program or the date the executive assumes his/her role. The chart below shows the guidelines by executive level.

	September 30,	September 30,
Level	Typical Executive Position	Stock Ownership Goal
1	CEO	4x Base Salary
2	SVP	2x Base Salary
3	VP	1x Base Salary

All of our named executives currently exceed their respective stock ownership goals.

Timing of Certain Committee Actions

The Compensation Committee schedules actions related to executive pay to coincide with its regularly scheduled Board meeting in December:

Executive Compensation Element	Action Item
Base Salaries	• Review and/or adjust based on market review

Short-Term Incentives	• Determine year-end results and approve payouts • Set goals for upcoming year

Long-Term Incentives

•    Determine performance results and approve long-term cash plan’s payouts

•    Set goals for long-term cash plan’s next three-year performance cycle

•    Determine and approve equity awards, including stock options and restricted stock awards

Compensation decisions related to promotions or new hire awards are addressed on an individual basis, at the time the executive is promoted or first joins the Company.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code provides that we may not deduct for federal income tax purposes compensation of more than $1,000,000 paid in any year to the Chief Executive Officer or any of the three other most highly compensated executive officers, excluding the Chief Financial Officer, unless the compensation is paid solely on the attainment of one or more pre-established objective performance goals and certain other considerations are met. Under the terms of our 2011 annual cash bonus program and 2011 performance unit program, the Compensation Committee may, in its discretion, adjust payouts to executives downward. Because the plans are intended to comply with Internal Revenue Code Section 162(m), no upward discretion in determining payouts is permitted.

Influence of Say on Pay Results on Executive Compensation Decisions

Management and the Compensation Committee are attentive to the outcome of the shareholder “Say on Pay” vote. At the Company’s 2011 annual shareholder meeting, at least 95% of the votes cast for the advisory vote on executive compensation voted for the proposal; as such, the Committee did not change any practices or programs as a result of the 2011 meeting’s “Say on Pay” vote outcome.

Employment Agreements and Potential Payments upon Termination or Change in Control

The Company has entered into change in control agreements with its named executive officers. We believe that the change in control agreements help us attract and retain our named executive officers by reducing the personal uncertainty and anxiety that arises from the possibility of a future business combination. During a potential change in control, we do not want executives leaving to pursue other employment out of concern for the security of their jobs or being unable to concentrate on their work. To enable executives to focus on the best interest of our stockholders, we offer change in control agreements that generally provide benefits to executives whose employment terminates in connection with a change in control. No new agreements have been entered into, and there have been no material modifications to any employment or change in control agreement, since December 2008.

In addition, to attract certain of our named executive officers to accept employment with us, we agreed to provide those officers who previously were employed by Quanex Corporation with severance agreements that will provide them certain of the protections they would have been entitled to if they had remained with Quanex Corporation following the spin-off of Quanex Building Products Corporation from Quanex Corporation in April 2008. The Company also entered into a severance letter agreement with the new President and CEO, effective July 1, 2008. The Company entered into these arrangements because executives at this level generally require a longer timeframe to find comparable jobs as fewer jobs at this level exist in the market. In addition, executives often have a large percentage of their personal wealth dependent on the status of their employer, given the requirement to hold a multiple of their salary in stock and the fact that a large part of their compensation is stock-based. The amount and type of benefits were based on competitive market practices for executives at this level.

Provisions of the severance agreements and severance letter arrangement require a termination of employment before any benefits are paid. The change in control agreements require both a change in control and a termination of employment before any benefits are paid (a “double trigger”). If an executive officer who is covered by both a change in control agreement and a severance agreement or letter arrangement experiences both a change in control of the Company and a termination of employment, benefits are payable under only the change in control agreement; in no event will the executive be able to receive payment under both the severance agreement or letter arrangement and the change in control agreement.

Severance Agreements of Certain Executives

This section describes the severance agreements entered into by Quanex Building Products with the SVP – Finance and CFO and the SVP – General Counsel and Secretary. As described above, benefits are payable under the severance agreements following a termination of employment that meets certain requirements. A termination of employment that triggers benefits under the severance agreements includes involuntary termination by the Company without cause. “Cause” exists if the executive commits gross negligence or willful misconduct in connection with his employment; an act of fraud, embezzlement or theft in connection with his employment; intentional wrongful damage to our property; intentional wrongful disclosure of our secret processes or confidential information; or an act leading to a conviction of a felony or a misdemeanor involving moral turpitude.

If a named executive officer is entitled to benefits under the severance agreement, the named executive officer will receive the following:

•	Annual base salary and compensation for earned but unused vacation time accrued through the date of termination of employment;

•

Pro-rated amount equal to the greater of the executive officer’s (i) target performance bonus for the year of the termination of employment, or (ii) performance bonus for the year immediately preceding the year of the termination of employment;

•	Lump sum severance equal to 18 months’ of the executive’s base salary for the fiscal year in which the termination occurs;

•	Continued participation in health and welfare plans and payment of benefit premiums for 18 months; and

•	All other perquisites to which the executive is entitled pursuant to the terms of the agreements providing for such perquisites.

President and CEO Severance Letter Agreement

This section describes the severance letter agreement entered into by Quanex Building Products and David D. Petratis, upon his hire as President and CEO. In the event that employment is terminated by the Board of Directors for any reason other than “Cause”, as defined in the change in control agreement, or a material violation of the Company’s Code of Business Conduct and Ethics, the following benefits would be payable:

•	Base salary continuation for two years (at the rate in effect immediately preceding the date of termination), paid semi-monthly for 24 months;

•	Pro-rated AIA bonus for the year of termination, as determined by the Board of Directors; and

•

Continued participation in health and welfare plans and payment of benefit premiums (i.e., medical, dental, vision, life, disability and any other welfare plans he currently participates in) for 18 months.

Change in Control Agreements

As described above, benefits are payable under the change in control agreements following both (i) termination of the named executive officer’s employment with us and (ii) a change in control of the Company. Each of the following events generally constitutes a change in control of the Company for purposes of the change in control agreements:

•

Any person or entity acquiring or becoming beneficial owner as defined in SEC regulations of 20% or more of (i) the then outstanding shares of common stock of the Company or (ii) the combined voting power of the then outstanding voting securities of the Company;

•	Generally, our current directors ceasing to constitute a majority of our directors;

•

Consummation of a merger, consolidation, or recapitalization (unless the directors continue to represent a majority of the directors on the board, more than 80% of the pre-spin-off ownership survives, and, in the event of a recapitalization, no person owns 20% or more of (i) the then outstanding shares of our common stock or (ii) the combined voting power of our then outstanding voting securities);

•	The stockholders approve a complete liquidation or dissolution of the Company; or

•	The sale, lease or disposal of substantially all of our assets.

Terminations of employment that meet the termination requirement under the change in control agreements will be similar to but broader than those required under the severance agreements. Good reason under the change in control agreements will include (but will not be limited to):

•

the executive is assigned any duties inconsistent with his position; there is a change in his position, authority, duties or responsibilities; he is removed from, or not re-elected or reappointed to, any duties or position he previously held or was assigned or there is a material diminution in such position, authority, duties or responsibilities;

•	the executive’s annual base salary is reduced;

•	the executive’s annual bonus is reduced below a certain amount;

•	the executive’s principal office is relocated outside of the portion of the metropolitan area of the City of Houston, Texas that is located within the highway known as “Beltway 8”;

•	the executive’s benefits are reduced or terminated;

•	any other non-contractual benefits that were provided to the executive or any material fringe benefit is reduced;

•	the executive’s number of paid vacation days is reduced;

•	the executive’s office space, related facilities and support personnel (including, but not limited to, administrative and secretarial assistance) are reduced or moved;

•	the executive is required to perform a majority of his duties outside our principal executive offices for a period of more than 21 consecutive days or for more than 90 days in any calendar year; or

•	any provision of any employment agreement with the executive is breached.

If the executive officer is entitled to benefits under a change in control agreement, the executive officer would receive the following:

•	Annual base salary and compensation for earned but unused vacation time accrued through the date of termination of employment;

•

Pro-rated amount equal to the greater of the executive officer’s (i) target performance bonus for the year of the termination of employment and (ii) performance bonus for the year immediately preceding the year of the termination of employment;

•

Lump sum severance equal to three times (for the Chief Executive Officer and Senior Vice Presidents) or two times (for Vice Presidents) the sum of (i) base salary for the year of termination and (ii) the greater of the executive officer’s (x) target performance bonus for the year of the termination of employment and (y) performance bonus for the year immediately preceding the year of the termination of employment;

•	Continued health and welfare benefits for the shorter of (i) three years from the date of termination or (ii) such time as the executive becomes fully employed; and

•	All other perquisites to which the executive is entitled pursuant to the terms of the agreements providing for such perquisites.

If an executive officer is entitled to benefits under a change in control agreement, the following would occur immediately upon the occurrence of a change in control (regardless of whether the named executive officer’s employment is terminated as a result of the change in control):

•	all options to acquire common stock and all stock appreciation rights pertaining to common stock held by the executive immediately prior to a change in control would become fully exercisable; and

•	all restrictions on any restricted common stock granted to the executive prior to the change in control would be removed and the stock would be freely transferable.

As set forth above, a named executive officer is entitled to benefits under either the severance agreement or the change in control agreement; under no circumstances can a named executive officer receive payment under both agreements.

Post-Employment Compensation Table

The following table quantifies the potential payments to named executive officers under the contracts and plans discussed above for various termination scenarios. In each case, the termination is assumed to take place on October 31, 2011. The table shows only the value of the amounts payable for enhanced compensation and benefits in connection with each termination scenario.

	September 30,	September 30,		September 30,	September 30,	September 30,		September 30,	September 30,	September 30,		September 30,	September 30,
Name	Severance Payment ($)	Pro-rated Bonus ($)		Options (Unvested) (1) ($)	Restricted Stock (Unvested)(1) ($)	Performance Units ($)		Health & Welfare Benefits (2) ($)	NQ Deferred Compensation (Unvested) ($)	Retirement (SERP & Restoration) (3) ($)		Tax Gross-Up ($)	Total Benefit ($)

David D. Petratis
Enhanced Retirement(4)	n/a	n/a		n/a	n/a	n/a		n/a	n/a	n/a		n/a	n/a

Death/Disability	—	—		460,415	1,238,815	1,060,000	(5)	—	206,572	4,698,911	(6)	n/a	7,664,713

Involuntary w/o Cause(7)	1,400,000	—	(8)	—	—	—		26,901	—	—		n/a	1,426,901

Termination after Change in Control(9)	6,300,000	1,400,000		460,415	1,730,175	1,060,000		112,027	206,572	1,971,137		4,399,227	17,639,553

Brent L. Korb
Enhanced Retirement(4)	n/a	n/a		n/a	n/a	n/a		n/a	n/a	n/a		n/a	n/a

Death/Disability	—	—		142,552	385,274	323,333	(5)	—	—	2,064,907	(6)	n/a	2,916,066

Involuntary w/o Cause(7)	511,875	509,844		—	—	—		16,753	—	—		n/a	1,038,472

Termination after Change in Control(9)	2,553,282	509,844		142,552	541,325	323,333		44,197	—	1,666,526		1,903,969	7,685,028

Kevin P. Delaney
Enhanced Retirement(4)	n/a	n/a		n/a	n/a	n/a		n/a	n/a	n/a		n/a	n/a

Death/Disability	—	—		116,256	319,012	270,000	(5)	—	—	1,321,872	(6)	n/a	2,027,140

Involuntary w/o Cause(7)	431,883	431,005		—	—	—		26,901	—	—		n/a	889,789

Termination after Change in Control(9)	2,156,781	431,005		116,256	451,350	270,000		70,173	—	1,471,067		1,187,911	6,154,543
Deborah M. Gadin (10)
Enhanced Retirement(4)	n/a	n/a		n/a	n/a	n/a		n/a	n/a	n/a		n/a	n/a

Death/Disability	—	—		26,068	71,833	60,000	(5)	—	2,983	n/a		n/a	160,884

Involuntary w/o Cause	—	—		—	—	—		—	—	—		n/a	—

Termination after Change in Control(9)	667,460	148,124		26,068	101,775	60,000		56,861	2,983	n/a		332,583	1,395,854
Jairaj T. Chetnani (10)
Enhanced Retirement(4)	n/a	n/a		n/a	n/a	n/a		n/a	n/a	n/a		n/a	n/a

Death/Disability	—	—		83,623	150,492	80,000	(5)	—	—	n/a		n/a	314,115

Involuntary w/o Cause	—	—		—	—	—		—	—	—		n/a	—

Termination after Change in Control(9)	737,334	163,667		83,623	185,703	80,000		57,089	—	n/a		347,683	1,655,099

(1)	Unvested stock options and restricted shares granted under the Omnibus Plan are forfeited except upon death, Disability, retirement (options only) or termination after a Change in Control.

(2)	Health & Welfare Benefits paid upon involuntary termination without Cause include company paid COBRA premiums. Health & Welfare Benefits paid upon termination after Change in Control includes continuation of all health & welfare benefits.
(3)	See Narrative to “Pension Benefit Table” for further description of SERP and Restoration Plan.
(4)	Messrs. Petratis, Korb, Delaney, and Chetnani and Ms. Gadin have not reached the minimum retirement requirement of 55 years of age and five years of service with the Company as of October 31, 2011.
(5)	Executives are entitled to a pro rata portion of their performance units based on actual performance for the full performance period upon their termination due to death or Disability. Actual performance for the 2009 awards is 100% of target. With respect to the 2010 and 2011 awards, since actual performance for the full performance period is unknown, target performance level was used for purposes of these calculations.
(6)	These amounts represent the present value of the Retirement Benefit as of October 31, 2011. Retirement Benefit amounts for Messrs. Petratis, Korb and Delaney under the SERP are in the event of Disability only.
(7)	These benefits would be provided upon termination by the Company without Cause.
(8)	Mr. Petratis’ pro rata bonus paid upon involuntary termination without Cause absent a Change in Control is determined by the Board of Directors pursuant to his Offer Letter. We assumed the Board of Directors would award Mr. Petratis with his actual 2011 bonus if he was terminated on the last day of the fiscal year, which was $0.
(9)	These benefits would be provided upon termination by the Company without Cause as well as the Executives’ resignation for Good Reason in connection with a Change in Control.
(10)	Ms. Gadin and Mr. Chetnani do not have Severance Agreements. However, they could be entitled to severance benefits under the Quanex Severance Allowance Policy which is generally available to all employees.

Summary Compensation Table

The following table provides information about the compensation of the Company’s Chief Executive Officer, its Chief Financial Officer, and the three other most highly compensated individuals who were officers during the fiscal year ending October 31, 2011.

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
Name/Principal Position	Year	Salary ($)	Bonus (2) ($)	Stock Awards (1) ($)	Option Awards (1) ($)	Non-Equity Incentive Plan Compensation (2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (3) ($)	All Other Compen- sation (4) ($)	Total ($)
David D. Petratis	2011	700,000	—	464,750	936,007	530,000	461,260	71,121	3,163,138
Chairman of the Board, President and	2010	700,000	—	565,729	881,814	1,400,000	277,246	69,780	3,894,569
Chief Executive Officer	2009	700,000	—	429,867	604,069	390,613	243,256	64,938	2,432,743

Brent L. Korb	2011	341,250	—	150,410	304,257	160,000	272,051	36,914	1,264,882
Senior Vice President — Finance &	2010	339,896	—	175,068	273,064	509,844	57,751	32,620	1,388,243
Chief Financial Officer	2009	325,000	—	133,110	187,032	136,017	104,726	27,753	913,638

Kevin P. Delaney	2011	287,922	—	126,750	256,331	130,000	274,748	44,292	1,120,043
Senior Vice President—	2010	287,337	—	150,753	235,927	431,005	115,531	43,327	1,263,880
General Counsel & Secretary	2009	271,625	—	108,054	152,531	113,679	194,388	36,243	876,520

Jairaj T. Chetnani	2011	205,000	—	32,110	63,901	40,000	15,062	22,994	379,067
Vice President—Treasurer	2010	204,583	—	37,283	58,982	163,667	7,292	20,820	492,627
	2009	183,333	—	64,099	103,833	40,921	6,245	152,708	551,139

Deborah M. Gadin	2011	185,606	—	28,730	58,092	30,000	37,970	24,228	364,626
Vice President — Controller	2010	185,155	—	34,041	53,156	148,124	17,634	23,819	461,929
	2009	174,250	—	24,273	34,198	38,894	20,165	16,876	308,656

(1)

These columns show respectively, the aggregate grant date fair value for restricted stock and stock options computed in accordance with FASB ASC Topic 718. A discussion of the assumptions used in computing the grant date fair values may be found in Note 14 to Quanex Building Products Corporation’s audited financial statements on Form 10-K for the year ended October 31, 2011. These values reflect the Company’s assumptions to determine the accounting expense for these awards and do not necessarily correspond to the actual value that may be recognized by named executive officers. For information regarding the restricted stock and option awards granted in fiscal 2011, please see the “Grants of Plan-Based Awards” table located on page 34.

(2)

“2011” amounts represent payments made in December 2011 for performance from November 1, 2008 to October 31, 2011 for Performance Units granted in December 2008. “2010” amounts represent payments made in December 2010 for performance from November 1, 2009 to October 31, 2010 for Annual Incentive Awards (AIA). “2009” amounts represent payments made in December 2009 for performance from November 1, 2008 to October 31, 2009 for AIA.

The AIA and Performance Unit payouts also include the dollar value of the portion of the amounts deferred under the Quanex Building Products Corporation or Quanex Corporation Deferred Compensation (“DC”) Plan, as applicable. Under the terms of each DC Plan, participants may elect to defer a portion of their incentive bonus to a mix of cash, or notional common stock units or investment accounts.

The amounts paid for the AIA and Performance Units, along with the respective deferred amounts, are as follows:

	September 30,	September 30,	September 30,	September 30,	September 30,
		Annual Incentive Awards		Performance Unit Payout
Name	Year	Total ($)	Deferred ($)	Total ($)	Deferred ($)
Petratis	2011	—	—	530,000	—
	2010	1,400,000	700,000	—	—
	2009	390,613	—	—	—
Korb	2011	—	—	160,000	—
	2010	509,844	—	—	—
	2009	136,017	—	—	—
Delaney	2011	—	—	130,000	—
	2010	431,005	—	—	—
	2009	113,679	—	—	—
Chetnani	2011	—	—	40,000	—
	2010	163,667	—	—	—
	2009	40,921	40,921	—	—
Gadin	2011	—	—	30,000	—
	2010	148,124	29,625	—	—
	2009	38,894	—	—	—

Deferred amounts reflected above were deferred under the Quanex Building Products Corporation DC Plan. Please see the “Compensation Discussion and Analysis” for a detailed discussion of the performance measures and related outcomes for payments of the awards.

(3)

The amounts in this column represent the change in actuarial present value of each individual’s accumulated benefit under all defined benefit pension plans. The change in pension value reflects the difference in the present value of accumulated benefits determined as of the end of the current reporting period compared to the end of the previous reporting period. For instance the change for fiscal 2011 would represent the difference between the value at October 31, 2011 and October 31, 2010. The key assumptions used to calculate the change in value are shown with the “Pension Benefits Table”. Negative changes in pension value for a fiscal year cannot be included in the Summary Compensation Table. There were no negative changes in pension value.

No named executive officer received preferential or above-market earnings on deferred compensation.

(4)

The named executives receive various perquisites and benefits provided by or paid for by the Company. These perquisites and benefits can include life insurance, financial planning, personal use of automobiles, memberships in social and professional clubs, relocation reimbursement, and gross-up payments equal to taxes payable on certain perquisites. Also included are the Company’s contributions under its 401(k) plan, a 15% match under its Employee Stock Purchase Program (ESPP), and dividends on unvested restricted stock. The Company temporarily suspended its matching contributions on its 401(k) plan and under its ESPP effective April 1, 2009; however, the Board reinstated these matching contributions effective February 1, 2010. In 2009, the Compensation Committee eliminated the tax gross-up payments on perquisites, effective December 31, 2009.

The amounts reported in Other Annual Compensation for the named executives are set forth below:

All Other Compensation

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
		Life Insurance > $50,000	Financial Planning	Auto - mobile	Annual Club Member - ship	Life Insurance > $50,000 & Financial Planning Gross-Up	Relo - cation	Relo - cation Tax Gross-Up	Settle- ment of Unused Vaca- tion	401K Match	Deferred Compen- sation Plan Match	ESPP 15% Stock Match	Unvested Re- stricted Stock Dividends	Total
	Year	($)	($)	($)	($)	($) (1)	($)	($)	($)	($)	($)	($)	($)	($)
Petratis	2011	19,538	2,130	1,662	15,328	—	—	—	—	6,125	—	1,770	24,568	71,121
	2010	12,249	7,699	9,282	14,721	—	—	—	—	4,667	—	990	20,172	69,780
	2009	12,319	10,000	—	10,820	12,801	135	81	—	4,375	—	270	14,138	64,938
Korb	2011	3,644	600	12,020	5,053	—	—	—	—	6,125	—	—	9,472	36,914
	2010	1,887	600	11,706	4,921	—	—	—	—	5,414	—	—	8,092	32,620
	2009	1,884	600	11,607	4,567	1,425	—	—	—	2,031	—	—	5,639	27,753
Delaney	2011	5,587	7,500	12,518	5,274	—	—	—	—	6,125	—	—	7,288	44,292
	2010	4,983	7,500	12,809	5,090	—	—	—	—	5,525	—	—	7,420	43,327
	2009	4,573	2,895	12,642	4,950	4,283	—	—	—	1,656	—	—	5,244	36,243
Chetnani	2011	1,381	—	10,679	2,988	—	—	—	—	5,932	—	—	2,014	22,994
	2010	451	—	10,244	2,930	—	—	—	—	5,698	—	—	1,497	20,820
	2009	506	2,000	9,929	1,692	1,325	88,074	46,924	—	1,250	—	—	1,007	152,708
Gadin	2011	1,149	—	10,735	5,053	—	—	—	—	5,218	—	345	1,728	24,228
	2010	418	—	10,622	4,921	—	—	—	—	5,738	—	300	1,820	23,819
	2009	388	—	10,712	3,112	204	—	—	—	1,062	—	90	1,308	16,876

(1)	The Compensation Committee eliminated the tax gross-up payments on perquisites, effective December 31, 2009.

Grants of Plan-Based Awards

The following table discloses the estimated range of payouts that were possible for the fiscal year 2011 Annual Incentive Awards along with potential estimated range of payouts that will be possible with respect to Performance Units granted in December 2010. The table also shows the actual number of stock options and restricted stock awards granted during fiscal 2011 and their respective grant date fair value, as well as the number of Performance Units granted in fiscal 2011.

Grants of Plan-Based Awards

	September 30,	September 30,	September 30,		September 30,		September 30,		September 30,	September 30,	September 30,	September 30,	September 30,
		Non-Equity Incentive Plan	Estimated Future Payouts Under Non- Equity Incentive Plan Awards						All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock Awards	Grant Date Fair Value of Option
Name	Grant Date	Awards (1) (#)	Threshold ($)		Target ($)		Maximum ($)		Units (4) (#)	Options (4) (#)	Awards ($/Sh)	(5) (6) ($)	Awards (5) ($)
Petratis	2011		175,000	(2)	700,000	(2)	1,400,000	(2)	—	—	—	—	—
	12/1/2010	5,300	397,500	(3)	530,000	(3)	1,060,000	(3)	27,500	128,900	$16.90	464,750	936,007
Korb	2011		63,984	(2)	255,938	(2)	511,785	(2)	—	—	—	—	—
	12/1/2010	1,700	127,500	(3)	170,000	(3)	340,000	(3)	8,900	41,900	$16.90	150,410	304,257
Delaney	2011		53,985	(2)	215,942	(2)	431,883	(2)	—	—	—	—	—
	12/1/2010	1,400	105,000	(3)	140,000	(3)	280,000	(3)	7,500	35,300	$16.90	126,750	256,331
Chetnani	2011		20,500	(2)	82,000	(2)	164,000	(2)	—	—	—	—	—
	12/1/2010	400	30,000	(3)	40,000	(3)	80,000	(3)	1,900	8,800	$16.90	32,110	63,901
Gadin	2011		18,561	(2)	74,242	(2)	148,485	(2)	—	—	—	—	—
	12/1/2010	300	22,500	(3)	30,000	(3)	60,000	(3)	1,700	8,000	$16.90	28,730	58,092

(1)	The figures shown reflect Performance Units granted in December 2010 under the Omnibus Plan.
(2)

These amounts reflect possible Annual Incentive Award (AIA) payments under the Omnibus Plan for fiscal year 2011, under which the named executive officers were eligible to receive a cash bonus based on a target percentage of base salary.

The following table shows the range of return on invested capital (ROIC) goals set for determining AIA to our executives for the period for fiscal 2011. Because of the economic downturn in the market, our ROIC targets were set at levels considered to be stretch goals, even though they were below historic levels. The Company set the ROIC goal based on the forecasted results of the operating divisions and the projected market for building products. For AIA purposes, ROIC is calculated as the total of the prior twelve months’ net income plus prior twelve months’ after-tax interest expense and capitalized interest, the sum of which is divided by the trailing five quarters’ average total debt (current and long term) and total stockholders’ equity. We set the target performance goals at a level that represents a reasonable chance of achievement based on the forecasted performance of the divisions. The target performance level is driven from our business budgeting process, which uses a number of assumptions about the state of our markets and material commodity prices to determine our relative financial performance (including expected sales, expected expenses and other factors). We recognize the volatility in the market through establishing a range of outcomes around the target.

	September 30,	September 30,	September 30,	September 30,
Goal	Threshold	Target	Maximum	Actual Results
Return on Invested Capital (ROIC)	5.26%	6.47%	8.73%	3.41%

Please see the “Compensation Discussion and Analysis” section for more information regarding this program, performance units granted thereunder, and the related performance measures.

(3)

These amounts reflect possible Performance Unit payments under the Omnibus Plan for Performance Units granted in December 2010 under which the named executive officers are eligible to receive a cash payment, the amount of which is determined by the Company’s performance over the performance period from November 1, 2010 through October 31, 2013.

Please see the “Compensation Discussion and Analysis” section for more information regarding this program, performance units granted thereunder, and the related performance measures. The amounts actually paid to the named executive officers for 2011 pursuant to this program are reflected in the “Summary Compensation Table” located on page 32.

(4)

The amounts shown reflect grants of restricted stock awards and stock options made under the Omnibus Plan. The stock options are granted at fair market value based on the closing share price as of the grant date.

(5)

The fair value shown in this column was calculated in accordance with FASB ASC Topic 718. A discussion of the assumptions used in calculating these values may be found in Note 14 to the Company’s audited financial statements on Form 10-K for the year ended October 31, 2011.

(6)

Cash dividends are paid on unvested restricted stock. The dividend rate is not preferential and is equal to the rate paid on the Company’s common stock as disclosed in Part II, Item 5 of the Company’s Form 10-K for the year ended October 31, 2011.

Outstanding Equity Awards

The following table provides information about the outstanding equity awards held by the named executive officers as of October 31, 2011:

Outstanding Equity Awards at October 31, 2011

	September 30,	September 30,		September 30,	September 30,	September 30,		September 30,
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (13) ($)
Petratis	—	128,900	(1)	16.90	12/1/2020	27,500	(9)	405,625
	40,366	80,734	(2)	16.21	12/2/2019	34,900	(10)	514,775
	133,066	66,534	(3)	7.83	12/3/2018	54,900	(11)	809,775
	100,000	—	(4)	15.55	7/1/2018
Korb	—	41,900	(1)	16.90	12/1/2020	8,900	(9)	131,275
	12,500	25,000	(2)	16.21	12/2/2019	10,800	(10)	159,300
	41,200	20,600	(3)	7.83	12/3/2018	17,000	(11)	250,750
	100,000	—	(5)	15.32	8/1/2018
Delaney	—	35,300	(1)	16.90	12/1/2020	7,500	(9)	110,625
	10,800	21,600	(2)	16.21	12/2/2019	9,300	(10)	137,175
	33,600	16,800	(3)	7.83	12/3/2018	13,800	(11)	203,550
	104,809	—	(6)	15.02	4/23/2018
Chetnani	—	8,800	(1)	16.90	12/1/2020	1,900	(9)	28,025
	2,700	5,400	(2)	16.21	12/2/2019	2,300	(10)	33,925
	8,866	4,434	(3)	7.83	12/3/2018	3,700	(11)	54,575
	14,583	7,292	(7)	7.49	12/1/2018	4,690	(12)	69,178
Gadin	—	8,000	(1)	16.90	12/1/2020	1,700	(9)	25,075
	2,433	4,867	(2)	16.21	12/2/2019	2,100	(10)	30,975
	7,533	3,767	(3)	7.83	12/3/2018	3,100	(11)	45,725
	43,000	—	(8)	16.32	6/16/2018
	11,500	—	(6)	15.02	4/23/2018

(1)

Ms. Gadin’s and Messrs. Petratis, Korb, Delaney and Chetnani’s stock options vest annually in equal installments over a three-year period. One-third of the stock options vested on December 1, 2011 with the remaining two-thirds vesting in equal installments on December 1, 2012 and December 1, 2013.

(2)

Ms. Gadin’s and Messrs. Petratis, Korb, Delaney and Chetnani’s stock options vest annually in equal installments over a three-year period. Two-thirds of the stock options vested in equal installments on December 2, 2010 and December 2, 2011, with the remaining one-third vesting on December 2, 2012.

(3)

Ms. Gadin’s and Messrs. Petratis, Korb, Delaney and Chetnani’s stock options vested annually in equal installments over a three-year period. The stock options vested in equal installments on December 3, 2009, December 3, 2010, and December 3, 2011.

(4)	Mr. Petratis’ stock options vest annually in equal installments over a three-year period. The stock options vested in equal installments on July 1, 2009, July 1, 2010 and July 1, 2011.
(5)	Mr. Korb’s stock options vest annually in equal installments over a three-year period. The stock options vested in equal installments on August 1, 2009, August 1, 2010 and August 1, 2011.

(6)

Ms. Gadin’s and Mr. Delaney’s stock options vest annually in equal installments over a three-year period. The stock options vested in equal installments on April 23, 2009, April 23, 2010 and April 23, 2011.

(7)	Mr. Chetnani’s stock options vest annually in equal installments over a three-year period. The stock options vested in equal installments on December 1, 2009, December 1, 2010 and December 1, 2011.
(8)	Ms. Gadin’s stock options vest annually in equal installments over a three-year period. The stock options vested in equal installments on June 16, 2009, June 16, 2010 and June 16, 2011.
(9)	Ms. Gadin’s and Messrs. Petratis, Korb, Delaney and Chetnani’s restricted stock awards fully vest on December 2, 2013, three years from the date of grant.
(10)	Ms. Gadin’s and Messrs. Petratis, Korb, Delaney and Chetnani’s restricted stock awards fully vest on December 2, 2012, three years from the date of grant.
(11)	Ms. Gadin’s and Messrs. Petratis, Korb, Delaney and Chetnani’s restricted stock awards fully vested on December 3, 2011, three years from the date of grant.
(12)	Mr. Chetnani’s restricted stock awards fully vested on December 1, 2011, three years from the date of grant.
(13)

This column shows the total market value of the unvested stock awards as of October 31, 2011, based on the closing price per share of Quanex Building Products Corporation’s stock of $14.75 on October 31, 2011.

Option Exercises and Stock Vested in Fiscal 2011

The following table provides information regarding the value realized by the named executive officers upon the vesting of restricted stock awards during the fiscal year ended October 31, 2011. None of the named executive officers exercised stock options during fiscal 2011.

	September 30,	September 30,	September 30,	September 30,
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
Petratis	—	—	48,334	803,311
Korb	—	—	30,000	470,100
Delaney	—	—	29,897	618,270
Chetnani	—	—	—	—
Gadin	—	—	7,800	125,034

(1)	The value realized upon vesting represents the number of shares of stock vesting multiplied by the closing market price of a share of Quanex Building Products Corporation stock on the vesting date.

Pension Benefits

Our named executive officers are eligible to participate in our Salaried and Nonunion Employee Pension Plan, described below, that is generally available to all our salaried and nonunion hourly employees. The named executive officers are also eligible to participate in certain plans, also described below, that are only available to a select group of management and highly compensated employees.

Salaried and Nonunion Employee Pension Plan

We have established the Quanex Building Products Salaried and Nonunion Employee Pension Plan (the “Pension Plan”), a noncontributory defined benefit pension plan intended to be a tax-qualified plan under Section 401(a) of the Internal

Revenue Code, for the benefit of substantially all of our salaried and nonunion hourly employees. With some exceptions, an employee is eligible to participate in the Pension Plan once that employee has completed one hour of service for us.

Under the Pension Plan, two main types of benefits are available to participants, depending upon when they began participating in the Quanex Corporation Salaried Employees’ Pension Plan. The employees who participated in that plan on or before December 31, 2006 are generally referred to as “Traditional Participants,” while employees who began participating in that plan after such date are generally referred to as “Cash Balance Participants”. Any employees who did not participate in that plan, but who began participating in the Pension Plan after its adoption, are considered Cash Balance Participants.

Under the Pension Plan, a Traditional Participant will receive a monthly single life annuity, payable following termination of employment at or after age 65, equal to the sum of (i) and (ii), less (iii), where:

(i) is the greater of (x) 1.5% of the Traditional Participant’s average monthly compensation for the five consecutive calendar years that lead to the highest monthly average multiplied by his whole and fractional years of benefit service earned with Quanex Corporation prior to November 1, 1985, or (y) the product of $9.00 and his years of benefit service earned with Quanex Corporation prior to November 1, 1985;

(ii) is the greater of (x) the sum of 1% of the Traditional Member’s average monthly compensation for the five consecutive calendar years that lead to the highest monthly average up to but not in excess of 1/12 of the Traditional Member’s Social Security covered compensation and 1.5% of the Traditional Member’s average monthly compensation for the five consecutive calendar years that lead to the highest monthly average in excess of 1/12 of the Traditional Member’s Social Security covered compensation, the total of which is then multiplied by his whole and fractional years of benefit service earned with Quanex Corporation and us from and after November 1, 1985 or (y) the product of $9.00 and the Traditional Member’s whole and fractional years of benefit service earned with Quanex Corporation and the Company from and after November 1, 1985; and

(iii) is the Traditional Participant’s monthly accrued benefit under any qualified defined benefit plan that was maintained at any time by Quanex Corporation to the extent that the Traditional Participant’s service taken into account for benefit accrual purposes under such other plan is taken into account as benefit service under the Pension Plan.

Traditional Participants are eligible for early retirement benefits when they attain age 55 with five years of service. The early retirement benefit is calculated (x) minus (y), where (x) is the sum of items (i) and (ii) immediately above, reduced by 5/9 of 1% for each of the first 60 months that the early retirement benefit payment commencement date precedes the Traditional Participant’s normal retirement date and further reduced by 5/18 of 1% for each of the months in excess of 60 that the payment commencement date precedes the Traditional Participant’s normal retirement date, and (y) is item (iii) immediately above, but determined as if the Traditional Participant’s benefit under such Quanex Corporation qualified defined benefit plan commences to be paid at the same time as the Pension Plan benefit, using the reduction factors used in connection with such Quanex Corporation qualified defined benefit plan. No current executive officers are presently eligible for retirement benefits under the Pension Plan.

Under the Pension Plan, a Cash Balance Participant receives upon termination of employment with us following at least three years of vesting:

The sum of the notional company contributions accrued under the Pension Plan through the date on which the Cash Balance Participant terminates employment with us, where such contribution generally equals 4% of the Cash Balance Participant’s compensation for the applicable year; plus

The sum of the interest credits on those notional company contributions accrued under the Pension Plan through the date on which the Cash Balance Participant terminates employment with us, where such contribution generally equals the interest rate on the 30-year Treasury security for the fifth month prior to the first day of the applicable year.

For purposes of both Traditional Participants’ benefits and Cash Balance Participants’ benefits, the compensation taken into account under the Pension Plan is generally comprised of salary and bonus compensation for the applicable year. In addition, for purposes of both Traditional Participants’ benefits and Cash Balance Participants’ benefits, actuarial equivalence is determined using (i) the mortality table prescribed by IRS Revenue Ruling 2007-67 and (ii) (x) for lump sum payments, an interest rate equal to the August phase in segment rate as prescribed by the Pension Protection Act of 2006 and (y) for all payment options other than lump sum payments, an interest rate equal to 6% per annum.

Supplemental Employee Retirement Plan

We provide additional retirement benefits to certain of our named executive officers under the Supplemental Employee Retirement Plan (the “SERP”). Eligibility to participate in the SERP is determined by the Board of Directors. Currently, the CEO, the SVP – Finance and CFO, and the SVP – General Counsel and Secretary are the only participants in the SERP.

Under the SERP, an eligible participant receives a monthly single life annuity (or actuarially equivalent optional form of payment) payable at age 65 equal to:

•	2.75% of the highest consecutive 36-month average of salary and bonus compensation from the last 60 months of employment,

•	multiplied by the named executive officer’s years of service (but not in excess of 20 years), and

•	reduced by (i) any benefits payable under the Pension Plan and (ii) 50% of the named executive officer’s Social Security benefits adjusted pro rata for years of service not in excess of 20 years.

The named executive officer is required to remain employed until he or she has accumulated five years of service in order to receive a benefit under the SERP. SERP participants are eligible for early retirement benefits when they attain age 55 with five years of service. The early retirement benefit is calculated based on average compensation and service at early retirement, and reduced by 5% for each year benefit commencement precedes age 65. No current executive officers are presently eligible for retirement benefits under the SERP.

Upon a named executive officer’s termination of employment after a change in control, he or she will be eligible to receive a lump sum payment in lieu of any other benefit payable from the SERP. The lump sum is equal to the present value of the SERP life annuity, which is payable immediately without reduction for early payment, based on the named executive officer’s years of service and compensation at date of termination. The SERP is administered in a manner that is intended to comply with Section 409A of the Internal Revenue Code.

Restoration Plan

We provide additional retirement benefits to our executive officers who do not participate in the SERP under the Restoration Plan (the “Restoration Plan”). Eligibility to participate in the Restoration Plan is determined by a committee appointed by the Company’s Board of Directors. Currently, the VP – Treasurer, the VP – Controller, and the Company’s divisional leaders are the only participants in the Restoration Plan.

Under the Restoration Plan, an eligible participant will receive a lump sum actuarial equivalent of a monthly benefit for life payable at age 65 equal to:

•

the benefit payable to the named executive officer under the Pension Plan if the compensation taken into account under that plan were not capped at the amount required under Section 401(a)(17) of the Internal Revenue Code,

•	reduced by the benefit payable to the named executive officer under the Pension Plan taking into account only the amount of compensation allowed under Section 401(a)(17) of the Internal Revenue Code.

The specific elements of a named executive officer’s compensation taken into account for purposes of the Restoration Plan are the same as those items of compensation taken into account for purposes of the Pension Plan, described above.

The named executive officer must remain employed until he or she has accumulated five years of service in order to receive a benefit under the Restoration Plan. Restoration Plan participants are eligible for early retirement benefits when they attain age 55 with five years of service. The early retirement benefit is the actuarial equivalent of his lump sum benefit under the Restoration Plan, determined as of his or her early retirement date. No current executive officers are presently eligible for retirement benefits under the Restoration Plan. The Restoration Plan is administered in a manner that is intended to comply with Section 409A of the Internal Revenue Code.

Historical Benefits Tables

The following table discloses the years of credited service of, present single-sum value of the accrued benefits as of October 31, 2011 for, and payments during fiscal year 2011 for the named executive officers under the SERP, the Pension Plan, and the Restoration Plan. For information related to the valuation method and material assumptions applied in quantifying the present value of the current accrued benefit, please see Note 11 to the financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2011.

	September 30,	September 30,	September 30,	September 30,
Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)

David D. Petratis	SERP (1)	3.34	991,327 37,549	—
	Pension Plan (2)	3.34		—
Brent L. Korb	SERP (1)	7.94	395,416 78,479	—
	Pension Plan (2)	7.94		—
Kevin P. Delaney	SERP (1)	8.28	597,257 164,320	—
	Pension Plan (2)	8.28		—
Jairaj T. Chetnani	Restoration Plan (3)	2.92	4,644 23,955	—
	Pension Plan (2)	2.92		—
Deborah M. Gadin	Restoration Plan (3)	6.22	7,444 77,055	—
	Pension Plan (2)	6.22		—

(1)

The SERP provides retirement benefits for certain designated officers in addition to those provided under the Pension Plan. The purpose of the SERP is to supplement those retirement benefits that a Participant may be entitled to receive as a salaried employee of the Company. The SERP pays a retirement benefit to eligible employees following retirement or termination of employment. As noted above, the benefit formula under the SERP equals: 2.75 percent of Final Average Earnings (defined as the highest 36 months of compensation during the last 60 months preceding retirement or termination) multiplied by Years of Service (not in excess of 20 years), less the sum of (1) the Participant’s Pension Plan Benefit, and (2) one-half of the Participant’s Social Security Benefit multiplied by a fraction (which shall not exceed one) the numerator of which is the Participant’s number of years of Service and the denominator of which is 20. The definition of “compensation” under the SERP includes W-2 wages modified by excluding reimbursements or other expense allowances, fringe benefits (cash and noncash), moving expenses, deferred compensation, welfare benefits, BeneFlex dollars under the Company’s Medical Reimbursement Plan, and restricted stock awards and stock options; and modified further by including elective contributions under a cafeteria plan maintained by the Company that is governed by section 125 of the Code and elective contributions to any plan maintained by the Company that contains a qualified cash or deferred arrangement under section 401(k) of the Code.

Vesting in the SERP is based on five Years of Service. Early Retirement under the SERP requires a Participant to attain age 55 with five Years of Service. None of the named executive officers is currently eligible for an early retirement benefit under this plan. If the Participant retires prior to age 55, the accrued benefit is reduced 5% for each year (and fractional year) that the Participant’s benefit commencement precedes age 65.

Benefits under the SERP are paid under the following options:

•	Single Life Annuity

•	50%, 75%, or 100% Joint & Survivor Annuity

•	10 Year Certain and Life

•	Single Lump Sum

The SERP also pays a death benefit to the designated beneficiary if the Participant has retired or terminated employment, but has not commenced payment. In addition, the SERP pays a Disability Benefit. Should a Participant with six months of service terminate due to disability prior to early retirement, the SERP will pay a Disability Benefit until age 65 equal to 50 percent of the sum of his monthly Earnings in effect at the date of his Disability and the monthly equivalent of the average of his Incentive Awards for the prior three Plan Years, less the sum of (1) the Participant’s Qualified Plan Benefit; (2) the Participant’s Social Security Benefit; (3) the Participant’s benefit under the Company’s group long-term disability insurance plan; (4) the Participant’s benefit under an individual disability policy provided by the Company; and (5) the Participant’s benefit under the Company’s wage continuation policy plan. Benefits payable from the Plan are equal to the actuarial equivalent of the accrued benefit at date of distribution employing the Actuarial Equivalent definition from the Pension Plan. The Company has no policy for granting additional service under this plan.

(2)

The Pension Plan was established to provide retirement income to the Company’s non-union employees. It is an ERISA qualified pension plan. The Pension Plan pays a retirement benefit to eligible Participants equal to 1.5% of the Traditional Member’s Average Monthly Compensation (high 5 consecutive years of Earnings out of the 10 years preceding termination or retirement) times years and fractional years of Benefit Service earned prior to November 1, 1985 plus the sum of 1% of Average Monthly Compensation up to Social Security Covered Compensation and 1.5% of the Traditional Member’s Average Monthly Compensation in excess of Social Security Covered Compensation, the total of which is multiplied by years and fractional years of Benefit Service from, on and after November 1, 1985. Compensation is defined as earned income excluding deferred compensation. Compensation is limited by the compensation limits imposed under the Internal Revenue Code. For Cash Balance Participants, the Pension Plan pays the Account Balance with interest at date of termination. The contribution equals a certain percentage based on location, credited with interest. The Pension Plan pays a Death Benefit prior to retirement to the spouse, or to the estate, if no spouse. The Pension Plan does not provide for a Disability Retirement. The Pension Plan requires 5 Years of Vesting Service for Traditional Plan Participants and 3 Years of Service for Cash Balance Participants. Early Retirement under the Plan requires a Participant to have attained age 55 with 5 Years of Service. None of the named executive officers is currently eligible for an early retirement benefit under this plan. Benefits commencing prior to age 65 are reduced 5/9ths of 1% for each of the first 60 months, and an additional 5/18ths of 1% for each month in excess of 60 that benefits commence prior to age 65. The Company has no policy for granting additional service under this plan. Mr. Delaney and Ms. Gadin are Traditional Plan Participants, and Messrs. Petratis, Korb, and Chetnani are Cash Balance Participants.

(3)

The Restoration Plan was established to provide a retirement pay supplement for a select group of management or highly compensated employees so as to retain their loyalty and to offer a further incentive to them to maintain and increase their standard of performance. The Restoration Plan pays a retirement benefit in the form of a lump sum to eligible employees following retirement or termination of employment. If a Participant terminates employment, an Actuarial Equivalent lump sum of the Participant’s Pension Plan Benefit that would be payable if the applicable limitation under section 401(a)(17) of the Code for each fiscal year of the Pension Plan commencing on or after November 1, 1994, was not limited (indexed for increases in the cost of living), less the Participant’s Pension Plan Benefit. Early Retirement under the Restoration Plan requires a Participant to have attained age 55 with 5 Years of Service. None of the named executive officers is currently eligible for an early retirement benefit under this plan. The Restoration Plan requires 5 Years of Service for vesting purposes for Traditional Plan Participants, and three years of Service requirement for Cash Balance Participants. In addition, the Plan also pays a death benefit to the designated beneficiary if the Participant has retired or terminated employment, but has not commenced payment. The Restoration Plan does not provide a Disability Benefit. The Company has no policy for granting additional service under this plan.

The following table discloses contributions, earnings and balances to the named executive officers under the Quanex Building Products Corporation Deferred Compensation Plan (the “DC Plan”) for the fiscal year ending October 31, 2011.

	September 30,	September 30,	September 30,	September 30,	September 30,
Name	Executive Contributions FY 2011 (1) ($)	Registrant Contributions in FY 2011 (2) ($)	Aggregate Earnings in FY 2011(3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 10/31/2011 (4) ($)
David D. Petratis	700,000	—	(253,464)	—	1,945,380
Brent L. Korb	—	—	—	—	—
Kevin P. Delaney	—	—	—	—	—
Jairaj T. Chetnani	—	—	(8,170)	—	39,035
Deborah M. Gadin	29,625	—	(12,621)	—	101,613

(1)

Executive contributions are incentive compensation earned for performance from November 1, 2009 to October 31, 2010 and deferred in December 2010, when they would have otherwise been paid, during fiscal 2011. The full amount shown in the executive contributions column for each executive was reported in the Summary Compensation Table.

(2)

The registrant contributions in previous years were the associated match by Quanex Building Products Corporation for these executive contributions. The Company suspended its matching contributions on the DC Plan effective April 1, 2009.

(3)

Aggregate earnings are not included as compensation in the current Summary Compensation Table. This item primarily reflects the change in market value of the deemed common stock held in each participant’s deferred compensation account.

(4)

The aggregate balance is as of October 31, 2011, and includes current and previous years’ executive and registrant contributions and the earnings on those contributions, less any withdrawals. The amounts reported in the aggregate balance at October 31, 2011 are reported in the Summary Compensation Table or were previously reported as compensation to the named executive officer in the Summary Compensation Table if such individual was included as a named executive officer in the respective previous years.

Qualified Defined Contribution Plans

Salaried and Nonunion Employee 401(k) Plan

The Salaried and Nonunion Employee 401(k) Plan (the “401(k) Plan”) is a defined contribution plan intended to be a tax-qualified plan under Section 401(a) of the Internal Revenue Code, for the benefit of substantially all of our salaried and nonunion hourly employees. An employee is eligible to participate in the 401(k) Plan on the later of (i) the date we or our affiliate that employs the employee adopt the 401(k) Plan or (ii) the date the employee completes one hour of service for us.

Participants in the 401(k) Plan may contribute from 1% of compensation per payroll period up to a maximum percentage per payroll period to be determined by the Benefits Committee. In addition, any new participants who do not affirmatively elect otherwise have 3% of their compensation per payroll period automatically contributed to the 401(k) Plan. To the extent permitted by the committee, participants may also make after-tax contributions to the 401(k) Plan.

We have made matching contributions to each participant’s account equal to 50% of the pre-tax contributions the participant makes to the 401(k) Plan up to 5% of the participant’s eligible compensation. The Company temporarily suspended its matching contributions to the 401(k) Plan effective April 1, 2009, and reinstated the matching contributions effective February 1, 2010. We may, at our discretion, make profit-sharing contributions to the participants’ accounts.

Participants will always be 100% vested in their pre-tax and after-tax contributions to the 401(k) Plan. Company matching and profit-sharing contributions vest 20% per year and are 100% vested after five years. In addition, a participant will be 100% vested in all amounts under the 401(k) Plan in the event of (i) disability prior to termination of employment, (ii) retirement or (iii) death prior to termination of employment.

All distributions from the 401(k) Plan will be made in a single lump sum payment.

Stock Purchase Plans

Employee Stock Purchase Plan

The Employee Stock Purchase Plan (the “Stock Purchase Plan”) is designed to provide our eligible employees the opportunity to invest in our common stock through voluntary payroll deductions. In addition, participating employees receive a percentage match from us, thereby encouraging employees to share in our success and to remain in our service. The Stock Purchase Plan is not intended to meet the requirements of Section 423 of the Internal Revenue Code.

The Stock Purchase Plan is administered by Wells Fargo Shareowner Services (the “Bank”), who may be removed at our election.

Regular full time employees of the Company (or any of our subsidiaries with our consent) will be eligible to participate in the Stock Purchase Plan. Participation in the Stock Purchase Plan will be voluntary.

Contributions to the Stock Purchase Plan

Contributions to the Stock Purchase Plan consist of employees’ payroll deductions and an amount from us equal to 15% of those deductions. The Company temporarily suspended its 15% contribution effective April 1, 2009, and reinstated the contribution effective February 1, 2010. The Bank establishes an account under the Stock Purchase Plan as agent for each eligible employee electing to participate in the Stock Purchase Plan and credits the following sources of cash to each employee’s account for the purchase of full and fractional shares of common stock (“Plan Shares”):

•	such employee’s payroll deductions;

•	such employee’s 15% Company contribution;

•	cash dividends received from us on all shares in such employee’s Stock Purchase Plan account at the time a dividend is paid; and

•	cash resulting from the sale of any (i) rights to purchase additional shares of our stock or other securities of ours, or (ii) securities of any other issuer.

Participants generally may not add shares of common stock held in their name to their accounts. All shares are held in the name of the Bank or its nominee as Plan Shares subject to the terms and conditions of the Stock Purchase Plan.

Purchase of Plan Shares

The Bank applies cash credited to each participant’s account to the purchase of full and fractional Plan Shares and credits such Plan Shares to such participants’ accounts. The price at which the Bank is deemed to have acquired Plan Shares for accounts is the average price, excluding brokerage and other costs of purchase, of all Plan Shares purchased by the Bank for all participants in the Stock Purchase Plan during the calendar month. The Bank purchases Plan Shares in negotiated transactions or on any securities exchange where our common stock is traded. The purchases are on terms as to price, delivery and other matters, and are executed through those brokers or dealers, as the Bank may determine.

Stock Certificates

The Bank holds the Plan Shares of all participants in its name or in the name of its nominee evidenced by as many or as few certificates as the Bank determines. No certificates representing Plan Shares purchased for participants’ accounts are issued to any participant unless the participant makes a request in writing or until the participant’s account is terminated and the participant makes the election described below under “Termination and Withdrawal by Participants.” Certificates are not issued for less than 10 shares unless the participant’s account is terminated.

Voting of Plan Shares

The Bank will vote each participant’s Plan Shares as instructed by the participant on a form to be furnished by and returned to the Bank at least five days (or such shorter period as the law may require) before the meeting at which the Plan Shares are to be voted. The Bank will not vote Plan Shares for which no instructions are received.

Assignment or Sale

Except as otherwise described herein, participants cannot sell, pledge, or otherwise assign or transfer their accounts, any interest in their accounts or any cash or Plan Shares credited to their accounts. Any attempt to do so will be void.

Subject to the restrictions set forth below under “Restrictions on Resale,” each participant may request that the Bank sell:

•

all or part of such participant’s Plan Shares at any time, if the participant is employed by us or in connection with a division or subsidiary of ours immediately before we sell or otherwise dispose of that division or subsidiary and after such sale or other disposition the participant is no longer employed by us or our subsidiary; and

•	all or any part of such participant’s Plan Shares at any time after they have been held in the participant’s account for at least one year.

If a participant elects to sell all of his or her Plan Shares, such participant will be deemed to have terminated participation in the Stock Purchase Plan.

Termination and Withdrawal by a Participant

Participants may terminate their participation in the Stock Purchase Plan at any time by giving proper notice. Upon receipt of such notice, unless the participant has made a contrary election in written response to the Bank’s notice relating to such participant’s account, the Bank will send the participant a certificate or certificates representing the full Plan Shares accumulated in the participant’s account and a check for the net proceeds of any fractional share in the participant’s account. After the participant’s withdrawal, the sale by the participant of any shares of common stock issued to the participant upon such withdrawal is subject to the restrictions below under “Restrictions on Resale.” If a participant elects to terminate his or her participation in the Stock Purchase Plan, he or she may not rejoin the Stock Purchase Plan for a period of six months from the date of termination.

Restrictions on Resale

Our officers, directors and affiliates (as defined by the relevant securities laws) are subject to certain restrictions on resale that apply to sales by (i) the Bank on their behalf of shares of common stock pursuant to the Stock Purchase Plan and (ii) the participant, after he or she withdraws from the Stock Purchase Plan, of shares of common stock issued to the participant upon his or her withdrawal from the Stock Purchase Plan.

Nonqualified Defined Benefit and Other Nonqualified Deferred Compensation Plans

Our directors, executive officers, key management and highly compensated employees are eligible to participate in certain non-tax qualified plans described below.

2008 Omnibus Incentive Plan, as amended

We recognize the importance of aligning the interests of our directors, officers, and employees with those of our stockholders. This alignment of interests is reflected in the Omnibus Plan, which provides those persons who have substantial responsibility for the management and growth of the Company and its affiliates with additional performance incentives and an opportunity to obtain or increase their proprietary interest in the Company, thereby encouraging them to continue in their employment or affiliation with us and our affiliates.

The Omnibus Plan provides for the granting of stock options, stock appreciation rights (SARs), restricted stock, restricted stock units, performance stock awards, performance unit awards, annual incentive awards, other stock-based awards and cash-based awards. Certain awards under the Omnibus Plan may be paid in cash or in our common stock. Eligibility will be determined by the Compensation Committee, which has exclusive authority to select the officer and employee participants to whom awards may be granted, and may determine the type, size and terms of each award. The Compensation Committee will also make all determinations that it decides are necessary or desirable in the interpretation and administration of the Omnibus Plan.

Deferred Compensation Plan

We maintain a Deferred Compensation Plan that allows certain highly compensated management personnel and directors to defer all or a portion of their directors’ fees, compensation under the Omnibus Plan and compensation under the Management Incentive Plan (the “MIP”).

Eligibility and Participation

The individuals who are eligible to participate in the Deferred Compensation Plan are all participants in the Omnibus Plan or the MIP, and all of our directors, subject to additional eligibility requirements for participation in the Deferred Compensation Plan as the Compensation Committee may determine from time to time.

Deferral Elections

A participant may elect, during the designated election periods, (1) the percentage of his bonus awarded to him under the MIP (an “Incentive Bonus”) earned during the applicable year to be deferred under the Deferred Compensation Plan; (2) the percentage of his compensation earned under the Omnibus Plan during the applicable year (“Omnibus Compensation”) to be deferred under the Deferred Compensation Plan; (3) the percentage of his director fees earned during the applicable year to be deferred under the Deferred Compensation Plan; (4) the percentage to be deferred in the form of deemed shares of common stock or other investment funds provided under the Deferred Compensation Plan; (5) the length of the period for deferral; and (6) the form of payment at the end of the period for deferral (either a lump sum, or quarterly or annual installment payments over a period of time of not less than three nor more than 20 years). All elections made are irrevocable once they are made for a given plan year, except for the election as to how the distribution is to be made or as otherwise permitted under applicable Internal Revenue Service guidance. That election can be changed if the change is made at least 12 months prior to the end of the deferral period, is not effective for at least 12 months and the scheduled payment is no earlier than five years after the date on which the payment would have otherwise have been made or commenced. If the election of the form of distribution is changed and an event causing distribution occurs within one year, the change in election will be ineffective and the original election will remain in effect.

The deferrals in the form of deemed shares of common stock elected by all participants in any plan year will not be allowed to exceed 3% of the shares of common stock outstanding on the first day of the plan year.

Company Match

If a participant elects to defer a portion of his Incentive Bonus, Omnibus Compensation or director fees under the Deferred Compensation Plan in the form of deemed shares of our common stock for a period of three full years or more, we provide a matching award of additional deemed shares of common stock equal to 20% of the amount deferred, excluding deferrals of long-term incentives, in the form of deemed shares of our common stock; however, the Company suspended its matching award effective April 1, 2009.

The Participant’s Account

Under the Deferred Compensation Plan, the committee will establish an account for each participant, which we will maintain. The account will reflect the amount of our obligation to the participant at any given time (comprised of the amount of compensation deferred for the participant under the Deferred Compensation Plan, the Company match, and the amount of income credited on each of these amounts). If the participant elects his deferral to be in the form of deemed shares of our common stock, the number of shares credited to his account as common stock will be the number of shares of our common stock that could have been purchased with the dollar amount deferred, without taking into account any brokerage fees, taxes or other expenses that might be incurred in such a transaction, based upon the closing quotation on the NYSE on the date the amount would have been paid had it not been deferred. In addition to the option to hold the account as deemed shares of common stock, the participant may choose from a variety of investment choices.

Dividends and Distributions on Our Common Stock.

When dividends or other distributions are declared and paid on our common stock, those dividends and other distributions will be accrued in a participant’s account based upon the shares of common stock deemed credited to the participant’s account. Such amounts credited to a participant’s account will vest at the same time the underlying deemed shares of common stock vest and will be subject to the same forfeiture restrictions. The dividends or other distributions, whether stock, property, cash or other rights, will be credited to the account as additional deemed shares of our common stock. For this purpose, all dividends and distributions not in the form of deemed shares of our common stock or cash will be valued at the fair market value as determined by the Compensation Committee.

Common Stock Conversion Election

At any time during a period commencing three years prior to the earliest time a participant could retire under the Pension Plan and ending on the participant’s normal retirement date as established under the Pension Plan, the participant will be allowed to elect a retirement date under the Pension Plan and may elect to have all deemed shares of common stock in his account converted to cash and deemed to be invested in the participant’s selected investment options. At any time which is at least three years after deemed common stock is credited to a participant’s account, the participant will be allowed to elect to have such deemed common stock converted to cash and deemed to be invested in the participant’s selected investment options.

Vesting

All deferrals of the Incentive Bonus, Omnibus Compensation and director fees will be 100% vested at all times, except in event of forfeiture as described below. Company matching contributions and dividends will be 100% vested after the earliest of (i) three years after the applicable deemed share of common stock is credited to the participant’s account, (ii) the participant’s death, (iii) the participant’s termination of employment due to disability or (iv) the participant’s retirement.

If the Compensation Committee finds that the participant was discharged by us for fraud, embezzlement, theft, commission of a felony, proven dishonesty in the course of his employment by us that damaged us, for disclosing our trade secrets, or for competing directly or indirectly with us at any time during the first two years following his termination of employment, the entire amount credited to his account, exclusive of the total deferrals of the participant, will be forfeited. Notwithstanding the foregoing, such forfeitures will not apply to a participant discharged during the plan year in which a change of control occurs.

Distributions under the Deferred Compensation Plan

Upon a distribution or withdrawal, the balance of all amounts deemed invested in investment funds and the number of deemed shares of common stock credited to the participant and required to be distributed will be distributed in cash, whether the distribution or withdrawal is in a lump sum or in installments. The value per deemed share of common stock will be calculated based on the closing quotation for our common stock on the NYSE. Distributions will be made with respect to a participant’s interest in the Deferred Compensation Plan upon the expiration of the term of deferral as was previously elected by the participant or upon the participant’s earlier death or disability. A withdrawal may be made by the participant prior to an event causing distribution, in an amount needed to satisfy an emergency, in certain unforeseeable events of hardship beyond the control of the participant, as approved by the Compensation Committee.

The Deferred Compensation Plan will be administered in a manner that is intended to comply with Section 409A of the Internal Revenue Code.

COMMON STOCK PERFORMANCE

The following graph compares the performance of the Company’s common stock to the performance of the Standard & Poor’s 500 Index (S&P 500), the Russell 2000 Index, and the Company’s peer group. Quanex Building Products Corporation was initially listed and began trading on the New York Stock Exchange on April 24, 2008. The graph assumes $100 invested on April 23, 2008 in Quanex Building Products Corporation common stock, in the S&P 500, in the Russell 2000 Index, and in the Industry Peer Group. The companies included in the Industry Peer Group are American Woodmark Corp, Apogee Enterprises Inc, Builders Firstsource, Drew Industries Inc, Eagle Materials Inc, Gibraltar Industries Inc, Griffon Corp, Louisiana-Pacific Corp, Simpson Manufacturing Inc, Trex Co Inc, and Universal Forest Prods Inc.

	Base Period	INDEXED RETURNS Years Ending
Company Name / Index	4/23/08	10/31/08	10/31/09	10/31/10	10/31/11
Quanex	100	61.21	100.55	122.85	101.59
S&P 500 Index	100	71.01	77.97	90.85	98.20
Russell 2000 Index	100	76.49	81.43	103.07	109.99
Peer Group	100	68.95	81.66	87.15	86.40

COMMON STOCK OWNERSHIP

The following table sets forth, as of January 3, 2012, the number and percentage of beneficial ownership of shares of Common Stock, Restricted Stock Units, shares of Common Stock credited under the Deferred Compensation Plan, and the amount of shares obtainable upon conversion of options exercisable (or exercisable within 60 days) for each current director and nominee for director of the Company, the executive officers named in the Summary Compensation Table on page 32 of this Proxy Statement, and all officers and directors as a group. Each of the directors and executive officers has sole voting and investment authority with respect to the securities listed by their name below.

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
	Common Stock Owned of Record	Restricted Stock Units	Common Stock Credited Under DC Plan	Common Stock Underlying Exercisable Options(1)	Total	Percent
David D. Petratis	176,211	47,700	84,029	423,274	731,214	1.90%
Brent L. Korb	71,811	23,200	—	200,752	295,763	*
Kevin P. Delaney	69,769	19,600	—	188,566	277,935	*
Deborah M. Gadin	13,409	6,300	4,928	73,331	97,968	*
Jairaj T. Chetnani	11,931	—	2,646	43,506	58,083	*
Donald G. Barger	5,189	9,684	55,894	40,432	111,199	*
Robert R. Buck	—	—	—	—	—	*
Susan F. Davis	25,182	7,411	15,477	40,432	88,502	*
William C. Griffiths	—	4,682	—	25,011	29,693	*
LeRoy D. Nosbaum	—	3,111	—	19,522	22,633	*
Joseph D. Rupp	—	7,411	—	40,432	47,843	*
Curtis M. Stevens	—	3,111	2,674	19,522	25,307	*
All Officers and Directors as a group	373,502	132,210	165,648	1,114,780	1,786,140	4.64%

*	Less than 1.0%
(1)	Includes options exercisable within 60 days.

Section 16(a) Beneficial Ownership Reporting Compliance

Under SEC rules, the Company’s directors, executive officers and beneficial owners of more than 10% of the Company’s equity securities are required to file periodic reports of their ownership, and changes in that ownership, with the SEC. Based solely on its review of copies of these reports and representations of such reporting persons, the Company believes that all such SEC filing requirements were satisfied during the fiscal year ended October 31, 2011.

CORPORATE GOVERNANCE

The Company’s business is managed under the direction of the Board of Directors. The following corporate governance guidelines have been adopted by the Board of Directors as the framework within which directors and management can effectively pursue the Company’s objectives of adding to shareholder value. These guidelines reflect the practices and principles by which the Company operates. The Board periodically reviews and may update these guidelines and other corporate governance matters.

Corporate Governance Guidelines

The Board

1.

The business of Quanex Building Products Corporation (the “Company”) shall be managed by a Board of Directors (the “Board”) who shall exercise all the powers of the Company not reserved to the shareholders by statute, the Certification of Incorporation or the By-Laws of the Company.

2.	The Chief Executive Officer shall be a member of the Board

3.	The size of the Board, the classification of directors, the term of office, and the process for filling vacancies shall be in accordance with the Company’s Certificate of Incorporation and By-Laws.

4.

In its discretion from time to time and as vacancies may occur, the Board may choose to employ a leadership structure consisting of either (a) a joint Chairman of the Board and Chief Executive Officer with an independent Lead Director, or (b) a non-executive Chairman of the Board, who shall serve in the role of Lead Director, with a separate Chief Executive Officer.

Board Committees

5.

The Board shall at all times maintain an Audit Committee, a Nominating & Corporate Governance Committee, and a Compensation & Management Development Committee, which shall operate in accordance with applicable laws, their respective Charters as adopted and amended from time to time by the Board, and the applicable rules of the Securities and Exchange Commission and the New York Stock Exchange.

6.

The membership of the Audit Committee, the Compensation & Management Development Committee, or the Nominating & Corporate Governance Committee shall meet the independence requirements of applicable laws, the New York Stock Exchange, and if deemed appropriate from time to time, meet the definition of “non-employee director” under Rule 16b-3 under the Securities Exchange Act of 1934, and “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986.

7.	The Board may establish such other committees as it deems appropriate and delegate to such committees such authority permitted by applicable law and the Company’s By-Laws as the Board sees fit.

Board Procedure

8.	At each regular meeting of the Board, the Board shall meet in executive session, where non-management directors meet without management participation.

9.

The Board, in executive session, shall conduct an annual review of the performance of the Chief Executive Officer, taking into account the views and recommendations of the Chairman of the Compensation & Management Development Committee as set forth in the Committee’s Charter.

10.

The Board shall review policies and procedures developed by the Company and reviewed and approved by the Compensation & Management Development Committee, regarding succession to the position of Chief Executive Officer and positions of other corporate officers and key executives in the event of emergency or retirement.

11.

The Board shall conduct an annual Self-Assessment to determine whether it and its committees are functioning effectively. The full Board shall discuss the evaluation to determine what, if any, action could improve Board and Board committee performance.

Board Resources

12.

The Board shall establish methods by which interested parties may communicate directly with the Chairpersons of each Committee or with non-employee directors of the Board as a group and cause such methods to be published.

13.

The Company shall provide each director with complete access to the management of the Company, subject to reasonable notice to the Company and reasonable efforts to avoid disruption to the Company’s management, business and operations.

14.	The Board and Board committees, to the extent set forth in the applicable committee Charter, have the right to consult and retain independent legal and other advisors at the expense of the Company.

15.

The Board or the Company shall establish, or identify and provide access to, appropriate orientation programs, sessions or materials for newly-appointed directors of the Company for their benefit either prior to or within a reasonable period of time after their nomination or election as a director.

16.	The Board or the Company shall encourage directors to periodically pursue or obtain appropriate programs, sessions or materials as to the responsibilities of directors of publicly-traded companies.

Director Qualifications

17.	A majority of the members of the Board must qualify as independent directors in accordance with the applicable rules of the New York Stock Exchange.

18.	A director shall not stand for re-election after reaching 70 years of age.

19.

Directors shall promptly report changes in their business or professional affiliations or responsibilities, including retirement, to the Chairman of the Board and the Chairman of the Nominating & Corporate Governance Committee.

20.

A director shall offer to resign from the Board if the Nominating & Corporate Governance Committee concludes that the director (a) no longer meets the Company’s requirements for service on the Board, or (b) has experienced a substantial reduction in responsibilities in full time employment. A director shall also offer to resign from the Board if the director has retired, been terminated, or has otherwise separated from an employer.

21.	No director shall serve as a director, officer or employee of a competitor of the Company.

22.	Non-employee directors shall not serve in a paid consulting role for the Company.

23.

Directors shall advise the Chairman of the Board and the Chairman of the Nominating & Corporate Governance Committee promptly upon accepting any other public company directorship or any assignment to the audit committee or compensation committee of the board of directors of any public company of which such director is a member.

24.	Non-employee directors shall serve on the board of no more than three other public companies.

25.

A director who is also an officer of the Company shall not continue serving on the Board upon separation of employment with the Company, except in special instances to facilitate a transition of management.

26.	The Nominating & Corporate Governance Committee shall be responsible for establishing additional qualifications for directors, taking into account the composition and skills of the entire Board.

Director Responsibilities

27.	Directors should exercise their business judgment to act in what they reasonably believe to be in the best interests of the Company in a manner consistent with their fiduciary duties.

28.	Directors are expected to attend all Board meetings and meetings of committees to which they are assigned, and at a minimum, 75 percent of such meetings each year.

29.	Directors are expected to prepare for all meetings of the Board or committees to which they are assigned by reviewing the materials that are sent to all directors in advance of meetings.

30.

Non-employee directors are expected to own, beneficially or otherwise, common shares or common share equivalents of the Company’s Common Stock valued at no less than $200,000, which shares or share equivalents may be accumulated over the first five years of service.

Director Compensation

31.

The Nominating & Corporate Governance Committee shall review and recommend for Board approval the form and amount of non-employee director compensation, including cash, equity-based awards and other director compensation.

32.

In determining non-employee director compensation, the Nominating & Corporate Governance Committee, may consult with appropriate advisers to determine levels of director compensation similar to the compensation of directors of similar companies.

33.	Non-employee directors shall be paid in equity and cash for their services, with a deferral option for fees paid in cash.

34.

Unless and until a recommendation is made by the Nominating & Corporate Governance Committee and approval of the Board, the amount of cash compensation for non-employee directors is as follows: Retainer—$50,000/year paid quarterly; Committee Member Retainer Fees—$7,500/year paid quarterly for membership on the Audit Committee and $5,000/year paid quarterly for membership on the Compensation or Governance Committees; Committee chair fees—$15,000/year paid quarterly for Audit Committee and $10,000/year paid quarterly for Compensation and Governance Committees; Lead Director fee of $20,000/year paid quarterly; and reimbursement for all travel and living expenses associated with meeting attendance.

35.

Unless and until a recommendation is made by the Nominating & Corporate Governance Committee and approval of the Board, new non-employee directors shall receive a one-time non-incentive stock option grant of 5,000 shares on his or her first anniversary of service on the Board.

36.

Unless and until a recommendation is made by the Nominating & Corporate Governance Committee and approval of the Board, on the last business day of each fiscal year, non-employee directors shall receive an annual non-incentive stock option grant of $50,000 in equivalent value.

37.

Unless and until a recommendation is made by the Nominating & Corporate Governance Committee and approval of the Board, on the last business day of each fiscal year, non-employee directors shall receive an annual restricted stock unit award of $25,000 in equivalent value.

38.

Unless and until a recommendation is made by the Nominating & Corporate Governance Committee and approval of the Board, non-employee directors shall not receive any remuneration from the Company other than as set forth in this Director Compensation section of the Corporate Governance Guidelines.

Role of Lead Director

39.	The Lead Director shall preside at each executive session.

40.	The Lead Director shall be a member of the Executive Committee and shall have the following responsibilities:

a.	Chairing the Board in the absence of the Chairman;

b.	Acting as liaison between the Board and the Chairman, as requested by the Board;

c.	In concert with the Chairman, setting the agenda for board meetings, based on input from directors and the annual meeting plans;

d.	Ensuring that independent directors have adequate opportunity to meet in executive session without management present, and setting the agenda for, and moderating, all such sessions;

e.	Communicating to the Chief Executive Officer, as appropriate, the results of executive sessions among independent directors;

f.	Ensuring that the Board has adequate resources, including full, timely and relevant information, to support its decision making requirements;

g.	Organizing the Board’s evaluation of the Chairman and providing the Chairman with feedback related thereto;

h.

Working with the Chairman to ensure proper Committee structure and membership, including the assignment of members and Committee chairs, and appropriate succession planning related to members and Committee chairs;

i.	Notifying the Chairman of the retention of outside advisors and consultants who report directly to the Board;

j.	Participating in one-on-one discussions with individual directors, as requested by the Nominating & Corporate Governance Committee;

k.	Leading the Board self-assessment process, in conjunction with the Nominating & Corporate Governance Committee;

l.	Working with the Chairman to form Special Committees of the Board, as necessary;

m.	Carrying out other duties as requested by the Board or the Nominating & Corporate Governance Committee.

Officer Responsibilities

41.	The Chief Executive Officer shall serve on the board of no more than one other public company.

42.	Other executive officers shall serve on the board of no more than one other public company.

43.

The Chief Executive Officer is expected to own, beneficially or otherwise, common shares or common share equivalents of the Company’s Common Stock of at least 400% of the value of his/her base salary within three years of serving in said role. Senior officers are expected to own, beneficially or otherwise, common shares or common share equivalents of the Company’s Common Stock of at least 200% of their base salary and officers 100% of their base salary under the same terms.

44.

To the extent permitted by law, and as determined by the Board in its judgment, the Company may require reimbursement of a portion of any cash performance-based bonus granted to the named executive officers and, if applicable, business unit leaders, where (a) the performance bonus payment was predicated upon the achievement of certain financial results that were subsequently the subject of a material restatement; and (b) a lower payment would have been made to the executive(s) based upon the restated financial results. In each such instance, the Company will, to the extent practicable, seek to recover the amount by which the individual cash performance bonus for the relevant period exceeded the lower payment that would have been made based on the restated financial results. No reimbursement shall be required if such material restatement was caused by or resulted from any change in accounting policy or rules.

Amendment and Waiver

45.

The Quanex Corporate Governance Guidelines may be amended, modified, or waived by the Board and waivers of these Guidelines may also be granted by the Nominating & Corporate Governance Committee, subject to the disclosure and other provisions of the Securities Exchange Act of 1934, the rules promulgated thereunder and the applicable rules of the New York Stock Exchange.

Communications with the Company

Quanex invites inquiries to the Company and its Board of Directors. Interested persons may contact the appropriate individual or department by choosing one of the options below.

General

Investor Information:

For Investor Relations matters or to obtain a printed copy of the Company Code of Ethics, Corporate Governance Guidelines or charters for the Audit, Compensation and Management Development, and Nominating and Corporate Governance Committees of the Board of Directors, send a request to the Company’s principal address below or inquiry@quanex.com. This material may also be obtained from the Company website at www.quanex.com in the “Investor Relations” section. The Company has also adopted a Code of Business Conduct & Ethics for Senior Financial Executives that applies to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller and persons performing similar functions. This Code can be obtained in the same manner as the other material described in this paragraph.

The Company’s required Securities Exchange Act filings such as annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports are available free of charge through the Company’s website, as soon as reasonably practicable after they have been filed with or furnished to the Securities and Exchange Commission (“SEC”) pursuant to Section 13(a) or 15(d) of the Securities and Exchange Act of 1934 (the “1934 Act”). Forms 3, 4 and 5 filed with respect to equity securities under Section 16(a) of the 1934 Act are also available on the Company’s website. All of these materials are located in the “Investor Relations” section of the Company’s website at www.quanex.com. They can also be obtained free of charge upon request to the Company’s principal address below or inquiry@quanex.com.

Communications with the Company’s Board of Directors:

Persons wishing to communicate to the Company’s Board of Directors or a specified individual director may do so by sending them in care of the Chairman of the Board of Directors at the Company’s principal address below, or by visiting the Company’s web-based Alert Line at quanex.alertline.com. There is also a link to the Alert Line in the “Contact Us” section of the Company’s website at www.quanex.com.

As noted in the Corporate Governance Guidelines, the Lead Director shall preside at each executive session of non-management directors. Any stockholder wishing to send communications to such presiding director, or non-management directors as a group, may do so by sending them in the care of Lead Director, Quanex Building Products Corporation Board of Directors, at the Company’s principal executive offices.

Alert Line

Accounting Issues:

Persons who have concerns or complaints regarding questionable accounting, internal accounting controls or auditing matters may submit them to the Senior Vice President—Finance and Chief Financial Officer at the Company’s principal address or by visiting the Company’s web-based Alert Line at quanex.alertline.com.

Such communications will be kept confidential to the fullest extent possible. If the individual is not satisfied with the response, they may contact the Audit Committee of the Board of Directors of the Company. If concerns or complaints require confidentiality, then this confidentiality will be protected, subject to applicable laws.

Reporting Illegal or Unethical Behavior:

Employees, officers and directors who suspect or know of violations of the Company Code of Business Conduct and Ethics, or illegal or unethical business or workplace conduct by employees, officers or directors have an obligation to report it. If the individuals to whom such information is conveyed are not responsive, or if there is reason to believe that reporting to such individuals is inappropriate in particular cases, then the employee, officer or director may contact the Chief Compliance Officer, Chief Financial Officer, Director of Internal Audit, or any corporate officer in person, by telephone, by letter to the Company’s principal address, or online as set forth below. Quanex also encourages persons who are not affiliated with the Company to report any suspected illegal or unethical behavior.

1)	By Letter

Quanex Building Products Corporation

1900 West Loop South, Suite 1500

Houston, Texas 77027

2)	By Telephone

Direct Telephone (713) 877-5349

Toll Free Telephone (800) 231-8176

Toll Free ALERT LINE (888) 475-0633

3)	Via Internet

https://quanex.alertline.com

Such communications will be kept confidential to the fullest extent possible. If the individual is not satisfied with the response, he or she may contact the Nominating and Corporate Governance Committee of the Board of Directors of the Company. If concerns or complaints require confidentiality, then this confidentiality will be protected, subject to applicable laws.

STRUCTURE AND COMMITTEES OF THE BOARD OF DIRECTORS

The Company’s Board currently consists of eight directors. The Audit, Management Development & Compensation, and Nominating & Corporate Governance Committees are all comprised solely of independent directors. Mr. Petratis became Chief Executive Officer of the Company in July 2008 and became the Company’s Chairman in December 2008. In addition, the Board selects a separate independent Lead Director. Currently, Mr. Rupp serves as the Lead Director.

The Board believes that this leadership structure is best for Quanex Building Products at the current time, as it appropriately balances the need for the CEO to run the company on a day-to-day basis with significant involvement and authority vested in an outside board member—the Lead Director. The Board believes that there are a number of important advantages to having the positions of Chairman and Chief Executive Officer held by the same person. The Chief Executive Officer is the director most familiar with the Company’s business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Independent directors and management have different perspectives and roles in strategy development. The Company’s independent directors bring experience, oversight and expertise from outside of the Company and industry, while the Chief Executive Officer brings Company-specific experience and expertise. The Board believes that the combined role of Chairman and Chief Executive Officer promotes strategy development and execution, and facilitates information flow between Management and the Board, which are essential to effective governance.

The Company’s independent directors meet in regularly scheduled executive sessions at each of the Company’s Board meetings, without management present and with the Lead Director presiding. The Lead Director, who is required to be independent, is actively engaged in facilitating communication with the individual directors and the Chief Executive Officer and provides guidance and counsel to Mr. Petratis on behalf of the independent directors. In addition, the Lead Director is responsible for chairing the Board in the absence of the Chairman; acting as liaison between the Board and the Chairman; assisting the Chairman in setting the agenda for board meetings, ensuring that there are adequate opportunities for executive sessions of the directors and communicating the results of all such sessions; participating in one-on-one discussions with individual directors as requested by the Governance Committee; and working with the Chairman to form Special Committees of the Board, if necessary.

During fiscal 2011, the Board of Directors met eight times, and the independent directors met five times in executive session with the Lead Director presiding. In addition, the Audit Committee met six times, the Compensation and Management Development Committee met six times, and the Nominating and Corporate Governance Committee met three times. The Executive Committee did not meet. All directors attended more than 75% of the combined number of Board meetings and meetings of committees of which they are members. The Company’s Board of Directors holds a meeting immediately following each year’s annual meeting of stockholders. Therefore, members of the Company’s Board of Directors generally attend the Company’s annual meetings of stockholders. All the current members of the Board who were board members at the time of the meeting attended the 2011 stockholders’ meeting.

Audit Committee

The members of the Audit Committee are Messrs. Barger, Buck, Rupp, and Stevens (Chairman), each of whom satisfies the independence requirements of the New York Stock Exchange and the 1934 Act and meets the definitions of “non-employee director” under Rule 16b-3 of the 1934 Act and “outside director” under Section 162(m) of the Internal Revenue Code of 1986. In addition, all members of the Committee have been designated “audit committee financial experts” within the meaning of Item 401(h) of Regulation S-K.

The Audit Committee’s responsibilities to the Board are detailed in the written Audit Committee Charter adopted by the Company’s Board of Directors, which is posted on the Company’s website at www.quanex.com and incorporated in this Proxy Statement by reference. Interested Stockholders may also obtain a copy of the Audit Committee Charter, free of charge, by contacting the Company at the address or phone number listed in the section entitled “Communications with the Company”.

Audit Committee Report to Stockholders

We have reviewed and discussed the Company’s audited financial statements for the year ended October 31, 2011, with senior management and with Deloitte & Touche LLP, certified public accountants, the independent auditors and accountants for the Company. In addition, we have reviewed and discussed with senior management the design and effectiveness of the Company’s internal controls over financial reporting and have further reviewed and discussed the opinion and audit of Deloitte & Touche LLP regarding those controls.

We discussed with Deloitte & Touche LLP the matters required to be discussed by AU Section 380, Communication with Audit Committees, with respect to those statements. We have received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence, and have discussed with Deloitte & Touche LLP its independence in connection with its audit of the Company’s most recent financial statements. We have also reviewed and approved limited non-audit services rendered by Deloitte & Touche LLP and approved all fees paid for audit and non-audit services.

Based on these reviews and discussions, the Audit Committee recommended to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2011. The Committee also evaluated and selected Deloitte & Touche LLP as independent auditors for fiscal year 2012.

The information in the foregoing three paragraphs shall not be deemed to be soliciting material, or be filed with the SEC or subject to Regulation 14A or 14C or to liabilities of Section 18 of the Securities Act, nor shall they be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate these paragraphs by reference.

Dated November 30, 2011

Audit Committee

Curtis M. Stevens, Chairman

Donald G. Barger, Jr.

Robert R. Buck

Joseph D. Rupp

Audit and Related Fees

The following table reflects fees for professional audit services rendered by Deloitte & Touche LLP for (i) the audit of our financial statements for the fiscal years ended October 31, 2011 and 2010; and (ii) fees billed for other services rendered by Deloitte & Touche LLP during these periods.

	September 30,	September 30,
	FY 2011	FY 2010
Audit Fees(1)	$1,210,000	$1,076,000
Audit Related Fees(2)	8,000	30,000
Tax Fees(3)	52,000	50,000
All Other Fees	—	—

Total	$1,270,000	$1,156,000

(1)

Audit Fees consist of professional services and related expenses rendered by Deloitte & Touche LLP for the audit of our annual financial statements, audit of internal controls and review of financial statements included in Forms 10-Q and Form 10-K and other statutory or regulatory filings.

(2)

Audit Related Fees include employee benefit audits as well as assurance and related services by Deloitte & Touche LLP that are reasonably related to the performance of the audit or review of our financial statements and are not included in Audit Fees.

(3)	Tax Fees include professional services rendered by Deloitte & Touche LLP for tax return reviews and miscellaneous consulting.

Procedures for Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

Pursuant to its charter, the Audit Committee of our Board of Directors is responsible for reviewing and approving, in advance, any audit and any permissible non-audit engagement between the Company and its independent auditors. Deloitte & Touche LLP’s engagement to conduct the audit of Quanex Building Products Corporation for fiscal 2011 was approved by the Audit Committee on December 14, 2010. Additionally, each permissible audit and non-audit engagement or relationship between the Company and Deloitte & Touche LLP entered into during fiscal 2010 and fiscal 2011 was reviewed and approved by the Audit Committee, as provided in its charter.

We have been advised by Deloitte & Touche LLP that substantially all of the work done in conjunction with its audit of the Company’s financial statements for the most recently completed fiscal year was performed by full-time employees and partners of Deloitte & Touche LLP. The Audit Committee has determined that the provisions of services rendered for all other fees, as described above, is compatible with maintaining independence of Deloitte & Touche LLP.

Compensation and Management Development Committee

The current members of the Compensation and Management Development Committee are Messrs. Griffiths and Nosbaum and Ms. Davis (Chairwoman). The Compensation and Management Development Committee’s responsibilities to the Board are detailed in the Compensation and Management Development Committee Charter, which is available on the Company’s website at www.quanex.com and incorporated in this Proxy Statement by reference. Interested Stockholders may also obtain a copy of the Compensation and Management Development Committee Charter, free of charge, by contacting the Company at the address and phone number listed in the section entitled “Communications with the Company”.

During the fiscal year ended October 31, 2011, each of Ms. Davis and Messrs. Griffiths and Nosbaum satisfied the independence requirements of the New York Stock Exchange and met the definitions of “non-employee director” under Rule 16b-3 under the 1934 Act and “outside director” under Section 162(m) of the Internal Revenue Code of 1986.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serve as a member of the compensation committee or as a member of the board of directors of any other company of which any member of our compensation committee or board of directors is an executive officer.

Compensation Committee Report

The Compensation and Management Development Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained elsewhere in this Proxy Statement. Based on this review and discussion, the Compensation and Management Development Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included herein and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended October 31, 2011.

Dated November 30, 2011

Compensation and Management Development Committee

Susan F. Davis, Chairwoman

William C. Griffiths

LeRoy D. Nosbaum

Nominating and Corporate Governance Committee

The members of the Nominating and Corporate Governance Committee are Ms. Davis and Messrs. Rupp and Griffiths (Chairman) each of whom satisfies the independence requirements of the New York Stock Exchange and the Securities and Exchange Commission.

The Nominating and Corporate Governance Committee’s responsibilities to the Board are detailed in the Nominating and Corporate Governance Committee Charter available on the Company’s website at www.quanex.com and incorporated herein by reference. Interested Stockholders may also obtain a copy of the Nominating and Corporate Governance Committee Charter, free of charge, by contacting the Company at the address or phone number listed in the section entitled “Communications with the Company”.

The Nominating and Corporate Governance Committee develops and maintains qualification criteria and procedures for the identification and recruitment of candidates for election to serve as directors of the Company. The Nominating and Corporate Governance Committee relies on the knowledge and relationships of the Company and its officers and directors, as well as third parties when it deems necessary, to identify and evaluate nominees for director, including nominees recommended by stockholders. During fiscal 2011, the Committee engaged a search firm to assist it in locating and engaging new director nominees, including the identification and introduction of potential nominees based on criteria set forth by the Committee, and the performance and summarization of all necessary background investigations. Although the Company has no formal policy on diversity for board members, the board considers diversity of experience and background in an effort to ensure that the composition of our directors ensures a strong and effective board.

The Company’s Corporate Governance Guidelines set forth age limitations for directors and require that a majority of our directors be independent in accordance with the requirements of the New York Stock Exchange and Securities and Exchange Commission. In addition, the Corporate Governance Guidelines set forth the minimum qualifications for a director and provide that the Nominating and Corporate Governance Committee will be responsible for establishing additional qualifications for directors, taking into account the composition and skills of the entire Board. In general, persons considered for Board positions must have demonstrated leadership capabilities, be of sound mind and high moral character, have no personal or financial interest that would conflict with the interests of the Company, possess certain key attributes that benefit the Company, and be willing and able to commit the necessary time for Board and committee service.

Subject to certain exceptions as set out in its charter, the Nominating and Corporate Governance Committee is responsible for reviewing and pre-approving any financial arrangement, transaction or relationship (including indebtedness or guarantees of indebtedness), or series of similar transactions within a fiscal year, in which the Company is a participant, any related party has a direct or indirect material interest, and the amount involved is $100,000 or more. The Committee is further responsible for providing advance approval of any charitable contribution made on behalf of a related party or to an organization where a related party is an officer or director, if the amount involved is $10,000 or more within a fiscal year, and the Company is a direct or indirect participant.

In August 2011, the Company’s Board of Directors approved an amendment to the Company’s Amended and Restated Bylaws. This amendment revised the Bylaws to change the advance notice requirement for stockholders to make nominations for directors and to propose matters at an annual meeting. Under the new Bylaw provision, to be timely, a stockholder’s notice must be received at the Company’s principal executive offices not less than 120 nor more than 150 days prior to the first anniversary date of the immediately preceding annual meeting. The former provision counted a proposal as timely if it was received not less than 90 nor more than 150 days prior to the first anniversary date of the immediately preceding annual meeting.

Nomination of Directors

The Nominating and Corporate Governance Committee will consider director nominees recommended by stockholders of the Company in accordance with the rules and procedures set forth in the Committee’s charter and the Company’s Amended and Restated Bylaws. Under its charter, the Nominating and Corporate Governance Committee will consider nominees for director recommended by stockholders of the Company, provided such recommendations are addressed to the chairman of the Committee at the Company’s principal executive office and received by the Chairman of the Committee in accordance with the time limits set forth in the Company’s Bylaws. The Company’s Amended and Restated Bylaws in turn provide that, subject to certain limitations discussed below, any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as director at the meeting. The Company’s Bylaws also provide that a stockholder must give written notice of such stockholder’s intent to make such nomination or nominations, either by personal delivery or by United States mail, postage prepaid, which must be delivered to or mailed and received at the Company’s principal executive offices not later than the close of business on the 120th day nor earlier than 150 days prior to the first anniversary date of the immediately preceding Annual Meeting; provided, however, that in the event that the date of the Annual Meeting is more than 60 days later than the anniversary date of the immediately preceding Annual Meeting, the notice must be received not later than the close of business on the tenth day following the earlier of the date on which a written statement setting forth the date of the Annual Meeting was mailed to stockholders or the date on which it is first disclosed to the public. Notwithstanding the foregoing, if the number of directors to be elected to the Board at an annual meeting is increased and there is no public announcement by the Company naming all of the nominees for director or specifying the size of the increased board of directors at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary of the Company at the principal executive offices of the Corporation not later than the close of business on the tenth day following the day on which such public announcement is first made by the Company.

If a stockholder proposes to nominate a person for election as a director, the notice must set forth (A) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (or any subsequent provisions replacing such Act, rules or regulations), (B) such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected, and (C) a completed and signed questionnaire, representation and agreement as required by the Company’s Amended and Restated Bylaws. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedures. Subject to the exceptions discussed above, written notice of a stockholder’s intent to nominate a person for director at the 2013 Annual Meeting must be given on or before October 26, 2012, and must be given after September 26, 2012.

There are no differences in the manner in which the Nominating and Corporate Governance Committee evaluates nominees for director based on whether the nominee is recommended by the committee or by a stockholder.

Executive Committee

The current members of the Executive Committee are Messrs. Rupp, Barger and Petratis, who is Chairman. When necessary, this committee acts on behalf of the Board between regularly scheduled meetings of the Board of Directors. Mr. Rupp currently serves as the Board’s Lead Director.

Risk Oversight

Our Board is responsible for oversight of Quanex Building Products’ risk assessment and management process. The Board delegated to the Compensation Committee basic responsibility for oversight of management’s compensation risk assessment, and the Committee reports to the Board on its review. Our Board also delegated tasks related to risk process oversight to our Audit Committee, which reports the results of its review to the Board. In addition to the reports from the Audit and Compensation Committees, our Board periodically discusses risk oversight. The Company’s Director of Internal Audit reports directly to the Audit Committee and has direct and unrestricted access to the Committee. In addition, the Audit Committee meets in executive session at each of its meetings with the Director of Internal Audit, the Company’s General Counsel and representatives of the Company’s independent registered public accounting firm, Deloitte & Touche.

FURTHER INFORMATION

Principal Stockholders

The following table contains information regarding the beneficial ownership of each person or entity that is known by the Company to be the beneficial owner of more than 5% of the Company’s outstanding Common Stock. Unless otherwise indicated, all information contained in this table is current as of September 30, 2011. Such information is based upon information provided to the Company by such owners or their required SEC filings.

	September 30,		September 30,
Name and Address	Amount and Nature of Beneficial Ownership		Percent (%)
T. Rowe Price Group, Inc., 100 East Pratt St., Baltimore, MD 21202	3,588,190	(1)	9.5
Gates Capital Management, 1177 Avenue of the Americas, 32nd Floor, New York, NY 10036	3,207,411	(2)	8.5
Artisan Partners Limited Partnership, 875 East Wisconsin Avenue, Suite 80, Milwaukee, WI 53202	2,791,759	(3)	7.4
BlackRock Fund Advisors, 400 Howard Street, San Francisco, CA 94105	2,636.364	(4)	7.0
Fidelity Management & Research Co., 82 Devonshire St., Boston, MA 02109	2,107,826	(5)	5.6
Wells Capital Management, 525 Market St., 10th Floor, San Francisco, CA 94105	1,974,382	(6)	5.2
Royce & Associates LLC, 745 Fifth Avenue, New York, NY 10151	1,966,991	(7)	5.2

(1)	T. Rowe Price Associates, Inc. possesses sole voting authority on 644,950 shares.
(2)	Gates Capital Management, Inc. possesses sole voting authority on all shares.
(3)	Artisan Partners Limited Partnership, a subsidiary of Artisan Partners Holding LP, possesses sole voting authority with respect to 2,682,559 shares.
(4)	BlackRock Fund Advisors or its subsidiaries possess sole voting authority with respect to all shares.
(5)

Fidelity Management & Research Co., a wholly owned subsidiary of FMR LLC, has sole voting authority and investment discretion with respect to all shares. Fidelity reported this ownership amount as of November 30, 2011.

(6)	Wells Capital Management, Inc. possesses sole voting authority on 81,275 shares.
(7)	Royce & Associates possesses sole voting authority on all shares.

Other Matters and Stockholder Proposals

The Audit Committee has appointed the firm of Deloitte & Touche LLP as independent auditors for the year ending October 31, 2012. Representatives of Deloitte & Touche are expected to attend the meeting, will be afforded an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

At the date of this Proxy Statement, management is not aware of any matters to be presented for action at the meeting other than those described above. However, if any other matters should come before the meeting, it is the intention of the persons named as proxies in the accompanying proxy card to vote in accordance with their judgment on such matters.

Under Rule 14a-8 of the Securities Exchange Act of 1934, to be included in the proxy materials for the 2013 annual meeting, stockholder proposals that are submitted for presentation at that annual meeting and are otherwise eligible for inclusion in the proxy statement must be received by us no later than September 25, 2012.

The Company’s Amended and Restated Bylaws provide that, for business to be properly brought before an Annual Meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Company, not less than 120 days (which for the 2013 meeting would be October 26, 2012) nor more than 150 days (which for the 2013 meeting would be September 26, 2012) prior to the anniversary date of the immediately preceding Annual Meeting; provided, however, that in the event that the date of the Annual Meeting is more than 60 days (which for the 2013 meeting would be April 24, 2013) later than the anniversary date of the immediately preceding Annual Meeting, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the earlier of the date on which a written statement setting forth the date of the Annual Meeting was mailed to stockholders or the date on which it is first disclosed to the public.

To be in proper form, a stockholder’s notice must set forth the following items:

(i) If the stockholder proposes to nominate a person for election as a director, the notice must set forth (A) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (or any subsequent provisions replacing such Act, rules or regulations), (B) such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected, and (C) a completed and signed questionnaire, representation and agreement as required by the Company’s Amended and Restated Bylaws.

(ii) If the stockholder proposes to bring any other matter before the Annual Meeting, the notice must set forth (A) a brief description of the business desired to be brought before the Annual Meeting, (B) the reasons for conducting such business at the Annual Meeting, (C) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws of the Company, the language of the proposed amendment), (D) any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made, and (E) a description of all agreements, arrangements and understandings between such stockholder and beneficial owner, if any, and any other person or persons (including their names) in connection with the proposal of such business by such stockholder.

(iii) In either case, the notice must also set forth, as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made, (A) the name and address, as they appear on the Company’s books, of such stockholder proposing such proposal, and of such beneficial owner, if any; (B)(1) the class and number of shares of the Company which are directly or indirectly owned beneficially or of record by such stockholder and by such beneficial owner, (2) the existence and material terms of any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder or beneficial owner, if any, has a right to vote any shares of any security of the Company (including, if applicable, any contract, arrangement, understanding or relationship pursuant to which any economic interest in the capital stock to be voted is beneficially owned by a person or persons other than the stockholder of record as of the record date), (3) any short interest in any security of the Company (as such term is defined in Section 3.4 of the Company’s Amended and Restated Bylaws), in each case with respect to the information required to be included in the notice pursuant to (1) through (3) above, as of the date of such notice and including, without limitation, any such interests held by members of such stockholder’s or such beneficial owner’s immediate family sharing the same household; (C) any other information relating to such stockholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitation of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations); (D) a representation that the person is a holder of record or otherwise has the right to vote shares of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination; (E) if the person does not own any stock of record, a representation as to who owns the shares of stock the person intends to vote of record and the basis upon which the person has the right to vote the shares of stock; and (F) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group that intends (1) to deliver a proxy statement or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to approve or adopt the proposal or elect the nominees or (2) otherwise to solicit proxies from stockholders in support of such proposal or nomination.

The Financial and Other Information required by Item 13 of Regulation 14A of the Securities and Exchange Act of 1934 is included in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2011, and is incorporated herein by reference. Copies of the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2011 (including the financial statements, the financial statement schedules, and any exhibits), as filed with the Securities and Exchange Commission, are available at no charge to stockholders of record upon written request to the address set forth above in the section entitled “Communications with the Company”.

Houston, Texas

January 23, 2012

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

COMPANY #

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INTERNET – www.eproxy.com/nx
Use the Internet to vote your proxy until 12:00 p.m. (CT) on February 22, 2012.

PHONE – 1-800-560-1965
Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on February 22, 2012.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors recommends the following votes: Items 1, 2 and 3 — FOR.

1. To elect two directors to serve until the Annual Meeting of Stockholders in 2015	01 David D. Petratis	☐	Vote FOR all nominees			☐	Vote WITHHELD
	02 Robert R. Buck		(except as marked)				from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. To providea non-binding advisory vote approving the Company’s executive compensation program;			☐	For	☐	Against	☐ Abstain

3. To ratify the appointment of Deloitte & Touche LLP as the Company’s external auditors; and			☐	For	☐	Against	☐ Abstain

4. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

Information with respect to the above matters is set forth in the Proxy Statement that accompanies this Proxy Card.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Address Change? Mark box, sign, and indicate changes below: ☐	Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Quanex Building Products Corporation, a Delaware corporation (the “Company”), will be held at the principal executive offices of the Company, 1900 West Loop South, Suite 1500, Houston, Texas, on February 23, 2012, at 8:00 a.m., C.S.T.

Notice of Internet Availability of Proxy Materials: You can access and review the Annual Report and Proxy Statement on the Internet by going to the following Quanex Building Products Corporation website: http://www.quanex.com/Investor-Relations/Company-Information/Online-Annual-Report/

Quanex Building Products Corporation 1900 West Loop South, Suite 1500 Houston, TX 77027	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on February 23, 2012.

The Board of Directors has fixed the close of business on January 6, 2012, as the record date for determining stockholders entitled to notice of and to vote at the meeting. A complete list of the stockholders entitled to vote at the meeting will be maintained at the Company’s principal executive offices, will be open to the examination of any stockholder for any purpose germane to the meeting during ordinary business hours for a period of ten days prior to the meeting, and will be made available at the time and place of the meeting during the whole time thereof.

By signing the proxy, you revoke all prior proxies and appoint William C. Griffiths and Joseph D. Rupp, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

Please execute your vote promptly. Your designation of a proxy is revocable and will not affect your right to vote in person if you find it convenient to attend the meeting and wish to vote in person.

The Company’s Annual Report to Stockholders for the fiscal year ended October 31, 2011, accompanies this Notice.

See reverse for voting instructions.